Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

PORTOLA PHARMACEUTICALS, INC.

at
$18.00 Net Per Share
by

ODYSSEY MERGER SUB INC.
a direct, wholly owned subsidiary of

ALEXION PHARMACEUTICALS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., NEW YORK
CITY TIME, ON WEDNESDAY, JULY 1, 2020, UNLESS THE OFFER IS EXTENDED, OR EARLIER TERMINATED.

          Odyssey Merger Sub Inc., a Delaware corporation ("Purchaser") and a direct, wholly owned subsidiary of Alexion Pharmaceuticals, Inc., a Delaware corporation ("Parent"), is making an offer to purchase all the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Portola Pharmaceuticals, Inc., a Delaware corporation (the "Company"), at a price of $18.00 per Share, net to the holder of such Share in cash (such price, the "Offer Price"), without interest thereon and subject to any applicable withholding tax, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of May 5, 2020 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger") without a vote of the stockholders of the Company in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), the Company will survive the Merger as a direct, wholly owned subsidiary of Parent, and each Share not previously irrevocably accepted for purchase in the Offer (other than (i) Shares that at the effective time of the Merger (the "Effective Time") are owned by the Company, Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company or that are held in the Company's treasury and (ii) Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Company stockholder who properly demands appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest and subject to any applicable withholding tax (the "Merger Consideration"). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the "Transactions." The date and time at which the Offer expires by its terms (as it may be extended in accordance with the Merger Agreement, as described below) is referred to herein as the "Offer Expiration Time."

          The Company's board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company's stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the DGCL, (iv) resolved to recommend the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (v) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL, and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions.

          The Offer is not subject to any financing condition. The Offer is conditioned on, among other things: (i) the Minimum Tender Condition (as defined below in the "Summary Term Sheet"), (ii) the Antitrust Condition (as defined below in Section 14—"Conditions of the Offer"), and (iii) other customary conditions as described in Section 14—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1–8.

          Questions and requests for assistance may be directed to Innisfree M&A Incorporated, our Information Agent, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any of the other Offer documents may be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other materials related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

          This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

          This Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of, or upon the accuracy or adequacy of the information contained in, this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

May 27, 2020

IMPORTANT

        Stockholders desiring to tender their Shares in the Offer must:

  1.
  For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

  •
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender their Shares to Purchaser before the Offer Expiration Time.

  2.
  For Shares that are registered in the stockholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of its addresses on the back of this Offer to Purchase; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary.

  3.
  For Shares that are registered in the stockholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

  •
  have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at one of its addresses on the back of this Offer to Purchase.

        The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Offer Expiration Time, unless the procedures for guaranteed delivery described in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase are followed. The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through The Depositary Trust Company, is at the election and risk of the tendering stockholder.

ii

 SUMMARY TERM SHEET

        Odyssey Merger Sub Inc., a Delaware corporation ("Purchaser") and a direct, wholly owned subsidiary of Alexion Pharmaceuticals, Inc., a Delaware corporation ("Parent"), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Portola Pharmaceuticals, Inc., a Delaware corporation (the "Company"), at a price per Share of $18.00, net to the holder of such Share, in cash (the "Offer Price"), without interest thereon and subject to any applicable withholding tax, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our," or "us" refer to Purchaser or Parent, as the context requires.

Securities Sought:	All issued and outstanding shares of common stock of the Company (the "Shares")
Price Offered Per Share:	$18.00 net to you in cash, without interest and subject to any applicable withholding tax
Scheduled Expiration of Offer:	One minute following 11:59 p.m., New York City time, on Wednesday, July 1, 2020, unless extended
Purchaser:	Odyssey Merger Sub Inc., a direct, wholly owned subsidiary of Parent
Board Recommendation:
The Company's board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company's stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the DGCL, (iv) resolved to recommend the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (v) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL, and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions.

Who is offering to buy my Shares?

        Purchaser is Odyssey Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, formed for the purpose of making this Offer and acquiring all outstanding Shares, and Parent is a Delaware corporation. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Parent and Purchaser."

Is there an agreement governing the Offer?

        Yes. The Company, Parent and Purchaser have entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties have agreed on the terms and conditions of the Offer and, following consummation of the Offer, on the Merger of Purchaser with and into the Company. See Section 13—"The Merger Agreement; Other Agreements."

How many Shares are you offering to purchase in the Offer?

        We are seeking to purchase all issued and outstanding Shares. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay and in what form of payment?

        We are offering to pay $18.00, net to you in cash (the "Offer Price"), without interest and subject to any applicable withholding tax, for each Share validly tendered and irrevocably accepted for purchase in the Offer.

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

What does the board of directors of the Company think of the Offer?

        The Company's board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company's stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the DGCL, (iv) resolved to recommend the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (v) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL, and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions. See the "Introduction" to this Offer to Purchase and Section 11—"Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and the Company."

What is the market value of my Shares as of a recent date?

        On May 4, 2020, the last full trading day before we announced the execution of the Merger Agreement, the closing price of the Company's common stock reported on the Nasdaq Global Select Market ("Nasdaq") was $7.76 per Share. On May 26, 2020, the last full trading day before commencement of the Offer, the closing price of the Company's common stock reported on Nasdaq was $17.82 per Share. We recommend that you obtain a recent quotation for the Company's common stock in deciding whether to tender your Shares. See Section 6—"Price Range of the Shares; Dividends on the Shares."

How long do I have to decide whether to tender in the Offer?

        Unless we extend the Offer, you will have until the Offer Expiration Time of one minute following 11:59 p.m., New York City time, on Wednesday, July 1, 2020 to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use the guaranteed delivery procedure that is described in this Offer to Purchase. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes, the Offer can be extended under certain circumstances. Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. We have agreed in the Merger Agreement that from time to time Purchaser will, and Parent will cause Purchaser to, extend the Offer:

  •
  if at the then-scheduled Offer Expiration Time any Offer Condition has not been satisfied or waived by Parent or Purchaser, (i) for one or more consecutive increments of not more than ten business days each (or such longer or shorter period as may be agreed by the parties), or (ii) until 11:59 p.m., New York City time, on the day before November 5, 2020 (the "End Date") (or such other date and time as the parties may agree) if the then-scheduled Offer Expiration Time is ten or fewer business days before the End Date; and

  •
  for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq or as may be necessary to resolve any comments of the SEC or the staff or Nasdaq, in each case, as applicable to the Offer; provided that, in each case, Purchaser will not be required to extend the Offer beyond the End Date. As used in this Offer to Purchase, the term "Offer Conditions" means the conditions precedent to Purchaser's obligation to irrevocably accept for purchase or to pay for any Shares.

        See Section 1—"Terms of the Offer" for additional information about our obligations and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (referred to as "AST" or the "Depositary"), and notify the Company's stockholders by making a public announcement of the extension, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

Will you provide a subsequent offering period?

        We do not expect to provide for a subsequent offering period for the Offer, and the Merger Agreement does not permit us to do so without the prior written consent of the Company.

What is the "Minimum Tender Condition" to the Offer?

        We are not obligated to purchase any Shares in the Offer unless there has been validly tendered in the Offer and not validly withdrawn that number of Shares that (together with any Shares owned by Parent and its affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" (as such term is defined in Section 251(h)(6)(f) of the DGCL)) represent at least a majority of the Shares at the Offer Expiration Time.

        We refer to this condition as the "Minimum Tender Condition."

        If the number of Shares tendered in the Offer is insufficient to cause the Minimum Tender Condition to be satisfied upon the Offer Expiration Time, then (i) neither the Offer nor the Merger will be consummated and (ii) the Company's stockholders will not receive the Offer Price or the Merger Consideration pursuant to the Offer or the Merger, as applicable.

What are the most significant conditions to the Offer other than the Minimum Tender Condition?

        In addition to the Minimum Tender Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if any of the following conditions, among other conditions, exist or have not been satisfied, as applicable:

  •
  the Antitrust Condition (as defined below in Section 14—"Conditions of the Offer");

  •
  a Company Material Adverse Effect (as defined below in Section 13—"The Merger Agreement; Other Agreements") of which the existence or consequences are still continuing as of immediately prior to the Offer Expiration Time; and

  •
  the Company's representations and warranties set forth in the Merger Agreement are not accurate and the performance of the Company's covenants set forth in the Merger Agreement have not been performed, in each case, to specified standards of materiality.

        The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 14—"Conditions of the Offer."

Do you have the financial resources to pay for the Shares tendered in the Offer?

        Yes. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and irrevocably accepted for purchase in the Offer and to provide funding for the Merger, which is expected to follow the consummation of the Offer. The Offer is not subject to any financing condition. See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        No. We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all issued and outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and irrevocably accepted for purchase in the Offer and to provide funding for the Merger, which is expected to follow the consummation of the Offer. See Section 10—"Source and Amount of Funds."

How do I tender my Shares?

        To tender certificated Shares, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), to AST, the Depositary for the Offer, before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. To tender Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by AST, the Depositary for the Offer, before the Offer expires pursuant to the book-entry procedures described in Section 3—"Procedure for Tendering Shares—Book-Entry Transfer." If you cannot deliver a required item to the Depositary prior to the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee, in accordance with guaranteed delivery procedures, at or prior to the Offer Expiration Time, that the missing items will be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two trading days. However, the Depositary must receive the missing items within that two-trading-day period or your Shares will not be validly tendered. See Section 3—"Procedure for Tendering Shares."

May I withdraw previously tendered Shares?

        Yes. To withdraw previously tendered Shares, you must deliver a written notice of withdrawal (or a manually signed facsimile thereof) with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. Upon the date and time at which Purchaser accepts Shares for payment pursuant to the Offer, you will no longer be able to withdraw them. See Section 4—"Withdrawal Rights."

Until what time may I withdraw Shares that I have tendered?

        You may withdraw your previously tendered Shares at any time prior to the Offer Expiration Time. In addition, if we have not agreed to accept your Shares for payment by July 26, 2020, you may withdraw them at any time thereafter until we accept them for payment. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

Can holders of the Company's equity-based awards participate in the tender offer?

        No. The Offer is being made only for Shares and not for any of the Company equity-based awards. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of the Company's stock options or restricted stock units:

  (i)
  each unvested Company stock option that is held by (A) a non-employee director or (B) an employee of the Company who has delivered and not revoked an executed restrictive covenant and release agreement (in each case, a "Qualified Holder") will accelerate and fully vest (with Company stock options subject to performance conditions vesting with respect to two-thirds of the number of Shares subject to the award), and each such accelerated and vested Company stock option, as well as each vested Company stock option outstanding immediately prior to the Effective Time, will be canceled in exchange for a cash payment equal to the product of (A) the number of Shares subject to each such Company stock option and (B) the excess, if any, of the Merger Consideration over the applicable exercise price (with any Company stock options that are underwater (i.e., the applicable exercise price equals or exceeds the Merger Consideration) being canceled and forfeited for no consideration);

  (ii)
  each unvested Company stock option held by a holder who is not a Qualified Holder (excluding any underwater Company stock options, which will be canceled and forfeited for no consideration) will be converted into a stock option to acquire (on substantially the same terms and conditions as were applicable to such Company stock options) shares of Parent common stock, with the number of shares of Parent common stock determined by multiplying the number of Shares subject to such Company stock option (for Company stock options subject to performance-based conditions, with respect to two-thirds of the number of Shares subject to the award) by an exchange ratio equal to the Merger Consideration divided by the closing price per share of Parent common stock on the trading day immediately preceding the Effective Time (the "Exchange Ratio"), at an exercise price equal to (A) the applicable exercise price per Share of the Company stock option divided by (B) the Exchange Ratio;

  (iii)
  each restricted stock unit of the Company ("Company RSU") held by a non-employee director will fully vest and will be canceled in exchange for a cash payment equal to the product of (x) the number of shares deliverable under such Company RSU multiplied by (y) the Merger Consideration;

  (iv)
  each Company RSU (other than a Company RSU held by a non-employee director) will be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Company RSU, with respect to the number of shares of Parent common stock determined by multiplying the number of Shares deliverable under such Company RSU by the Exchange Ratio; and

  (v)
  each performance-based restricted stock unit of the Company ("Company PSU") will be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Company PSU (excluding performance conditions), with respect to the number of shares of Parent common stock determined by multiplying the total number of Shares deliverable under such Company PSU (assuming performance is achieved at target, or two-thirds of the number of Shares of Company common stock subject to the award) by the Exchange Ratio.

See Section 13—"The Merger Agreement; Other Agreements."

Have any of the Company's stockholders agreed to tender their shares into the Offer?

        No stockholders of the Company have entered into agreements requiring them to tender their Shares into the Offer. However, Parent and Purchaser have been advised by the Company that all of its directors and executive officers who beneficially own Shares currently intend to tender or cause to be tendered all such Shares into the Offer (other than Shares as to which such holder does not have discretionary authority, Shares which may be retained in order to facilitate estate and tax planning dispositions and any Shares deliverable upon exercise or conversion of the Company's stock options and restricted shares).

When and how will I be paid for my tendered Shares?

        Subject to the terms and conditions of the Offer and the satisfaction or waiver of the Conditions of the Offer set forth in Section 14—"Conditions of the Offer," Purchaser will pay for all Shares validly tendered that have not been validly withdrawn promptly (and in any event, no more than the third business day) following the Offer Expiration Time. However, subject to applicable law and the terms of the Merger Agreement, Parent and Purchaser do reserve the right to, and in some circumstances are obligated to, delay the acceptance for payment for Shares until all such Offer Conditions have been satisfied. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

        Purchaser will pay for your Shares by depositing the Offer Price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment to record holders for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents in the case of a record holder of a stock certificate representing Shares or timely compliance with the procedures for book-entry transfer in the case of a record holder of Shares in book-entry form. See Section 2—"Acceptance for Payment and Payment for Shares."

If Shares are purchased in the Offer, will the Company continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. After completion of the Merger, Parent will own all outstanding capital stock of the Company, and the Company's common stock will no longer be publicly traded. See Section 7—"Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration."

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

        If the Offer is consummated and we accordingly acquire a number of Shares that satisfies the Minimum Tender Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of the Company pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Tender Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.

        Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of the Company will not be required to vote on the Merger Agreement, and if the Merger is consummated all the Company stockholders who did not tender their Shares in the Offer will, if they have not otherwise properly demanded appraisal rights under the DGCL, have the right to receive an amount in cash in respect of each Share held by them, payable to the holder thereof, without any interest thereon (subject to any applicable withholding tax), equal to the Offer Price upon consummation of the Merger.

        There are no appraisal rights available in connection with the Offer, but stockholders who do not tender their Shares in the Offer and otherwise comply with Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. See the "Introduction" to this Offer to Purchase.

What are the U.S. federal income tax consequences of the Offer?

        The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See Section 5—"Certain U.S. Federal Income Tax Consequences" for a description of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

If I decide not to tender, how will the Offer affect my Shares?

        If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be converted into the right to receive the Merger Consideration provided by the Merger Agreement. Unless you exercise appraisal rights under the DGCL, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest paid on that amount. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer is that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under the DGCL.

Who can I talk to if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the Information Agent for the Offer, at (877) 717-3904 if you are a bank or broker, or (212) 750-5833 if you are a stockholder. See the back cover of this Offer to Purchase for additional information on how to contact our Information Agent. The Information Agent is not making any recommendation with respect to the Offer.

THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF, OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN, THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

To the Holders of the Company's Common Stock:

INTRODUCTION

        Odyssey Merger Sub Inc., a Delaware corporation ("Purchaser") and a direct, wholly owned subsidiary of Alexion Pharmaceuticals, Inc., a Delaware corporation ("Parent"), is making an Offer to Purchase all issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Portola Pharmaceuticals, Inc., a Delaware corporation (the "Company"), at a price of $18.00 per Share, net to the holder of such Share, in cash (such price is referred to as the "Offer Price"), without interest thereon and subject to any applicable withholding tax, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the "Transactions."

        Purchaser is making this Offer pursuant to an Agreement and Plan of Merger, dated as of May 5, 2020 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. Under the Merger Agreement, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), Purchaser will be merged with and into the Company without a vote of the stockholders of the Company in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), with the Company surviving the Merger as a direct, wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share not previously irrevocably accepted for purchase in the Offer (other than (i) Shares that at the Effective Time are owned by the Company, Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company or that are held in the Company's treasury and (ii) Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Company stockholder who properly demands appraisal rights under Delaware law), will be converted into the right to receive the Offer Price, without interest and subject to any applicable withholding tax (the "Merger Consideration").

        The Company's board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of the Company and the Company's stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the DGCL, (iv) resolved to recommend the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (v) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions.

        For factors considered by the Company's board of directors in making the above referenced determination, please see the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and "received" by the "depositary" (as such terms are defined in Section 251(h) of the DGCL) and not validly withdrawn prior to one minute following 11:59 p.m., New York City time, on Wednesday, July 1, 2020 (unless the Offer is extended), the number of Shares that (together with any Shares owned by Parent and its affiliates) represent at least a majority of Shares at the Offer Expiration Time (the "Minimum Tender Condition"). The Offer is also subject to certain other conditions set forth in this Offer to Purchase, including the Antitrust Condition and other customary conditions as described in Section 14—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1-8.

        The Company has informed Purchaser that, as of the close of business on May 19, 2020, 78,517,282 Shares were issued and outstanding.

        Completion of the Merger is subject to certain conditions, including consummation of the Offer. As soon as practicable following the satisfaction or waiver of these conditions, Purchaser will complete the Merger without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

        Stockholders who have not tendered their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are properly demanded. See Section 12—"Purpose of the Offer; Plans for the Company." The Merger Agreement is described in Section 13—"The Merger Agreement; Other Agreements."

        Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—"Certain U.S. Federal Income Tax Consequences." We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

        The Offer is only for Shares and not for any Company equity-based awards. See Section 13—"The Merger Agreement; Other Agreements" for more information about the treatment of equity-based awards.

        Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the Depositary and paying agent for the Offer ("AST" or the "Depositary") and Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the "Information Agent"). See Section 16—"Fees and Expenses."

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THESE OFFER DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, Purchaser will irrevocably accept for purchase and pay $18.00 per Share, net to the holder of such Share, in cash (such price, the "Offer Price"), without interest thereon and subject to any applicable withholding tax, for all Shares validly tendered before the Offer Expiration Time and not validly withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Offer Expiration Time" means one minute following 11:59 p.m., New York City time, on Wednesday, July 1, 2020, unless and until, in accordance with the terms of the Merger Agreement and applicable law, Purchaser extends the period of time for which the Offer is open, in which case the term "Offer Expiration Time" means the latest time and date at which the Offer, as extended by Purchaser, expires.

        Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Offer Expiration Time. We have agreed in the Merger Agreement that from time to time Purchaser will, and Parent will cause Purchaser to, extend the Offer:

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  if at the scheduled Offer Expiration Time any of the Offer Conditions shall not have been satisfied or waived, (i) on one or more occasions in consecutive increments of not more than ten business days each (or for such longer or shorter period as may be agreed by the parties), or (ii) until 11:59 p.m., New York City time, on the day before the End Date (or such other date and time as the parties may agree) if the scheduled Offer Expiration Time is ten or fewer business days before the End Date; and

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  for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that, in each case, Purchaser shall not be required to extend the Offer beyond the End Date.

        Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

        The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, (i) there being validly tendered pursuant to the Offer and not validly withdrawn prior to the Offer Expiration Time of the Offer, the number of Shares that (together with any Shares owned by Parent and its affiliates) represent at least a majority of the Shares at the Offer Expiration Time, which we refer to as the "Minimum Tender Condition," (ii) the Antitrust Condition, which includes the expiration or termination of any waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) other customary conditions as described in Section 14—"Conditions of the Offer."

        Subject to the terms of the Merger Agreement, Purchaser may, at any time and from time to time prior to the Offer Expiration Time, increase the Offer Price, waive any Offer Conditions or make any other changes to the terms and conditions of the Offer in accordance with the terms of the Merger Agreement, except that, without the consent of the Company, Purchaser may not:

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  reduce the number of Shares subject to the Offer;

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  reduce the Offer Price (except to the extent required pursuant to the Merger Agreement);

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  amend, modify, supplement or waive the Minimum Tender Condition or the Offer Condition that the Merger Agreement shall not have been terminated in accordance with its terms (the "Termination Condition");

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  add to or amend, modify or supplement any Offer Condition;

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  directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer;

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  extend or otherwise change the Offer Expiration Time, except as expressly required or permitted by the Merger Agreement;

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  change the form of consideration payable in the Offer;

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  provide for any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or

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  take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

        Subject to Purchaser's obligation to extend the Offer as described above and the limitations on changes to the terms of the Offer described above, if by the Offer Expiration Time, any or all of the Offer Conditions have not been satisfied or waived, Purchaser may, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC:

  (i)
  waive any of the unsatisfied Offer Conditions, other than the Minimum Tender Condition or the Termination Condition, and, subject to complying with the rules and regulations of the SEC applicable to the Offer, irrevocably accept for purchase and pay for all Shares validly tendered and not validly withdrawn prior to the Offer Expiration Time;

  (ii)
  extend the Offer and, subject to the right of stockholders to withdraw Shares until the Offer Expiration Time, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended;

  (iii)
  amend or make modifications to the Offer; or

  (iv)
  if the Merger Agreement is validly terminated in accordance with its terms, terminate the Offer, not irrevocably accept for purchase or pay for any Shares and return all tendered Shares to tendering stockholders.

        If Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." The ability of Purchaser to delay the acceptance for payment of, or payment for, Shares that Purchaser has irrevocably accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

        Any extension, amendment or termination of the Offer will be followed promptly by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Offer Expiration Time, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release via a national news service.

        If Purchaser makes a material change to the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought (discussed below), will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view to be that an Offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. A change in price or a change in the percentage of securities sought generally requires an Offer to remain open for a minimum of ten business days from the date the change is first published, sent or given to security holders. The requirement to extend an Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        The Company has agreed to provide Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—"Terms of the Offer," Purchaser will irrevocably accept for purchase and promptly pay for all Shares validly tendered prior to the Offer Expiration Time and not validly withdrawn in accordance with Section 4—"Withdrawal Rights." For a description of our rights and obligations to extend or terminate the Offer and not irrevocably accept for purchase or pay for Shares, or to delay acceptance for payment of, or payment for, Shares, see Section 1—"Terms of the Offer."

        In all cases, payment for Shares irrevocably accepted for purchase in the Offer will be made only after timely receipt by the Depositary of:

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  the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed (or a manually executed facsimile thereof), with any required signature guarantees; or in the case of a transfer effected under the book-entry transfer procedures described in Section 3—"Procedure for Tendering Shares," either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message as described in Section 3—"Procedure for Tendering Shares"; and

  •
  any other documents required by the Letter of Transmittal.

        For purposes of the Offer, Purchaser will be deemed to have irrevocably accepted for purchase, and thereby purchased, Shares properly tendered to Purchaser and not validly withdrawn as, if and when Purchaser gives notice to the Depositary of Purchaser's acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares irrevocably accepted for purchase in the Offer will be made by deposit of the Offer Price therefor with the

Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

        If any tendered Shares are not irrevocably accepted for purchase for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at DTC (as defined below), according to the procedures set forth in Section 3—"Procedure for Tendering Shares," the Depositary will notify DTC of Purchaser's decision not to accept the Shares and the Shares will be credited to an account maintained at DTC), promptly after the expiration or termination of the Offer.

        If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to irrevocably accept for purchase or pay for Shares in the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—"Withdrawal Rights." See Section 15—"Certain Legal Matters."

3.     Procedure for Tendering Shares

        Valid Tender.    A stockholder must follow one of the following procedures to validly tender Shares in the Offer:

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  for Shares held as certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time;

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  for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "—Book-Entry Transfer," in each case prior to the Offer Expiration Time; or

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  the tendering stockholder must comply with the guaranteed delivery procedures described below under "—Guaranteed Delivery" prior to the Offer Expiration Time.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depositary Trust Company ("DTC"), is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary has agreed to take steps to establish and, subject to such establishments, maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Shares by causing DTC to transfer the Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, the properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described under "—Guaranteed Delivery" for a valid tender of Shares by book-entry transfer.

        The term "Agent's Message" means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC and the Depositary, to, and received by, the Depositary, which states that DTC has received an express acknowledgment from the participant tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. For Shares to be validly tendered during any subsequent offering period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the subsequent offering period.

        Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal:

  •
  if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or mailed, or a Share certificate not tendered or not irrevocably accepted for purchase is to be returned, to a person other than the registered holder of the address of record of the certificates surrendered, then the tendered Share certificate must be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares in the Offer and the Share certificates and all other required documents cannot be delivered to the Depositary prior to the Offer Expiration Time, if the procedure for delivery by book-entry transfer cannot be completed prior to the Offer Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Offer Expiration Time, the stockholder's tender may still be effected if all the following conditions are met:

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  the tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time; and

  •
  the Share certificates, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message if submitted in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which quotations are available for shares listed on Nasdaq.

        The Notice of Guaranteed Delivery may be delivered by courier or transmitted by telegram, facsimile transmission or mail (or if sent by DTC, a message transmitted through electronic means in accordance with the usual procedures of DTC and the Depositary; provided, however, that if the notice is sent by DTC through electronic means, it must state that DTC has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by Purchaser.

        Other Requirements.    Payment for Shares irrevocably accepted for purchase in the Offer will be made only after timely receipt by the Depositary of:

  •
  Share certificates;

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  properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message if submitted in lieu of a Letter of Transmittal); and

  •
  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

        Appointment as Proxy.    By executing the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message if submitted in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and irrevocably accepted for purchase by Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights. Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company stockholders.

        Company Stock Options and Restricted Stock Units.    The Offer is only for the issued and outstanding Shares and not for any Company stock options, restricted stock units, performance stock units or other rights to acquire Shares. See Section 13—"The Merger Agreement; Other Agreements" for a description of the treatment of the Company's stock options, restricted stock units and performance stock units in the Merger.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Share certificates, will be resolved by Purchaser, in its reasonable discretion, and Purchaser's determination will be final and binding. Purchaser will have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and Purchaser's interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) will be final and binding. Notwithstanding the foregoing, stockholders of the Company may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

        Backup Withholding.    Backup withholding of U.S. federal income tax will apply to payments made in the Offer to each holder of Shares unless (i) the applicable tendering U.S. holder completes and returns the Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal certifying, among other things, that such U.S. holder is not subject to backup withholding or (ii) the applicable non-U.S. holder completes and submits an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms "U.S. holder" and "non-U.S. holder" and a more detailed discussion of backup withholding, see Section 5—"Certain U.S. Federal Income Tax Consequences."

        Tender Constitutes Binding Agreement.    Purchaser's acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.     Withdrawal Rights

        Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time prior to the Offer Expiration Time and, unless irrevocably accepted for purchase and paid for by Purchaser in the Offer, may also be withdrawn at any time after July 26, 2020, pursuant to Section 14(d)(5) of the Exchange Act.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—"Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering Shares" at any time prior to the Offer Expiration Time.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its reasonable discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Notwithstanding the foregoing, stockholders of the Company may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.

        The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.     Certain U.S. Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences expected to result to the holders of Shares upon the tender of Shares for cash pursuant to the Offer or conversion of Shares to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws, U.S. federal estate or gift tax laws or the Medicare tax on net investment income. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer to Purchase. These laws and authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

        This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, certain former citizens or long-term residents of the United States, partnerships and other pass-through entities and investors therein, "controlled foreign corporations" or "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Shares and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

        As used in this discussion, a "U.S. holder" is any beneficial owner of Shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen of the United States;

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  an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

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  a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

        A "non-U.S. holder" is any beneficial owner of Shares (i) that is not a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes), and (ii) that is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders

Effect of the Offer and the Merger.

        The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the applicable Shares, determined on a per share basis. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Shares at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Each U.S. holder should consult such U.S. holder's tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the U.S. holder's respective different blocks of Shares.

Information Reporting and Backup Withholding.

        Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided by such holder is correct, and that such holder is not subject to backup withholding. Certain holders (such as corporations) may not be subject to backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder's U.S. federal income tax liability, provided that, such holder timely furnishes the required information to the IRS.

Non-U.S. Holders

        Effect of the Offer and the Merger.    A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:

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  the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

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  the gain is effectively connected with the holder's conduct of a trade or business in the United States, and, if required by an applicable tax treaty, is also attributable to a permanent establishment maintained by the holder in the United States.

        Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

        A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because the Company was a U.S. real property holding corporation (a "USRPHC") at any time within the shorter of the five-year period ending on the date of such disposition or such holder's holding period. In general, a corporation is a USRPHC if the fair market value of its "United States real property interests" (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. The Company believes it is not, and has not been during the applicable period, a USRPHC. Even if the Company is or were to become a USRPHC, if the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), a non-U.S. holder's Shares will be treated as

U.S. real property interests only if that non-U.S. holder owned (actually or constructively) during the relevant statutory period more than five percent of the Shares. Non-U.S. holders who have owned (actually or constructively) more than five percent of the Shares should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger.

Information Reporting and Backup Withholding.

        Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 24%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying the holder's non-U.S. status or by otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder's U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

6.     Price Range of the Shares; Dividends on the Shares

        The Shares are listed and traded on Nasdaq under the symbol "PTLA." The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on Nasdaq, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2018
First Quarter	$55.36	$30.10
Second Quarter	$45.55	$30.46
Third Quarter	$42.12	$24.63
Fourth Quarter	$27.12	$14.81
Fiscal Year Ended December 31, 2019
First Quarter	$35.70	$17.90
Second Quarter	$37.90	$25.23
Third Quarter	$31.72	$23.96
Fourth Quarter	$31.25	$23.53
Fiscal Year Ending December 31, 2020
First Quarter	$24.84	$5.31
Second Quarter (through May 26, 2020)	$6.10	$17.91

        On May 4, 2020, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on Nasdaq was $7.76 per Share. On May 26, 2020, the last full trading day before the commencement of the Offer, the closing price reported on Nasdaq was $17.82 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        Purchaser has been advised that the Company has never declared or paid a cash dividend with respect to the Shares. The Merger Agreement provides that, without Parent's written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement or the Effective Time, the Company may not declare, set aside or pay any dividend or make any other distribution in respect of its capital stock.

7.     Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration

        Market for the Shares.    If the Offer is consummated and we accordingly acquire a number of Shares that satisfies the Minimum Tender Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will effect the

Merger as promptly as practicable following, and on the same day as, consummation of the Offer without a vote or any further action by the stockholders of the Company pursuant to Section 251(h) of the DGCL. As a result of the Merger, there will be no public or other market for the Shares.

        NASDAQ Listing.    Immediately following the Merger, the Shares will no longer meet the requirements for continued listing on Nasdaq because there will be only one stockholder of the Company. Immediately following the consummation of the Merger we intend and will cause the Surviving Corporation (as defined below in Section 13—"The Merger Agreement; Other Agreements") to delist the Shares from Nasdaq.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated by application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares.

        We intend to have the Company apply for termination of registration of the Shares under the Exchange Act as soon as practicable after the completion of the Merger.

8.     Certain Information Concerning the Company

        The Company.    Portola Pharmaceuticals, Inc. (Nasdaq: PTLA) is a publicly traded Delaware corporation with its principal executive offices at 270 E. Grand Avenue South, San Francisco, California 94080. The telephone number of the Company at its executive offices is (650) 246-7000.

        According to a business description provided by the Company, Portola Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of novel therapeutics in the areas of thrombosis, other hematologic diseases and inflammation for patients who currently have limited or no approved treatment options.

        The Company's lead product is Andexxa coagulation factor Xa (recombinant), inactivated-zhzo which it is marketing under the brand name of Ondexxya in Europe. Andexxa is the first and only antidote approved by the U.S. Food and Drug Administration ("FDA") and the European Commission for patients treated with rivaroxaban or apixaban, when reversal of anticoagulation is needed due to life-threatening or uncontrolled bleeding. The Company is conducting clinical trials with cerdulatinib, an investigational oral, dual spleen tyrosine kinase and janus kinase inhibitor to treat hematologic cancers.

        Available Information.    The Company is subject to the filing requirements of the Exchange Act and is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their compensation, options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information are available to the public on the SEC's internet site (http://www.sec.gov).

        Certain Projections.    The Company has provided its board of directors and financial advisors with selected unaudited financial information concerning the Company. Such information was not provided to Parent, but is described in the Company's Schedule 14D-9, which is being filed with the SEC on the date of this Offer to Purchase and is being mailed to the Company's stockholders together with this Offer to Purchase. The Company's stockholders are urged to, and should, carefully read the Schedule 14D-9.

        Sources of Information.    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or its representatives or taken from or based upon publicly available documents and records on file with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and other public sources. The information concerning the Company taken or derived from such documents and records is qualified in its entirety by reference to the Company's public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

9.     Certain Information Concerning Parent and Purchaser

        Parent.    Parent, or Alexion, was incorporated in 1992 under the laws of the State of Delaware. Its principal executive offices are located at 121 Seaport Boulevard, Boston, Massachusetts 02210, and its telephone number is (475) 230-2596. The following description of Parent and its business is qualified in its entirety by reference to Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

        Alexion is a global biopharmaceutical company focused on serving patients and families affected by rare diseases through the discovery, development and commercialization of life-changing therapies.

        As the global leader in complement biology and inhibition for more than 20 years, Alexion has developed and commercializes two approved complement inhibitors to treat patients with paroxysmal nocturnal hemoglobinuria (PNH) and atypical hemolytic uremic syndrome (aHUS), as well as the first and only approved complement inhibitor to treat anti-acetylcholine receptor (AChR) antibody-positive generalized myasthenia gravis (gMG) and neuromyelitis optica spectrum disorder (NMOSD) in patients who are anti-aquaporin-4 (AQP4) antibody positive. Alexion also has two highly innovative enzyme replacement therapies and the first and only approved therapies for patients with life-threatening and ultra-rare metabolic disorders, hypophosphatasia (HPP) and lysosomal acid lipase deficiency (LAL-D).

        In addition to its marketed therapies, Alexion has a diverse pipeline resulting from internal innovation and business development. Alexion focuses its research efforts on novel molecules and targets in the complement cascade and its development efforts on the core therapeutic areas of hematology, nephrology, neurology, metabolic disorders and cardiology.

        Alexion focuses its product development programs on life-transforming therapeutics for rare diseases for which current treatments are either non-existent or inadequate. Its marketed products include:

  •
  ULTOMIRIS (ALXN1210/ravulizumab-cwvz), an innovative, long-acting C5 inhibitor discovered and developed by Alexion that works by inhibiting the C5 protein in the terminal complement cascade. In clinical studies, ULTOMIRIS demonstrated rapid, complete, and sustained reduction of free C5 levels;

  •
  SOLIRIS (eculizumab), an innovative C5 inhibitor discovered and developed by Alexion that works by inhibiting the C5 protein in the terminal complement cascade. SOLIRIS is a humanized monoclonal antibody that effectively blocks terminal complement activity at the doses currently prescribed;

  •
  STRENSIQ (asfotase alfa), a targeted enzyme replacement therapy, is the first and only approved therapy for patients with HPP and is designed to directly address underlying causes of HPP by aiming to restore the genetically defective metabolic process, thereby preventing or reversing the severe and potentially life-threatening complications in patients with HPP; and

  •
  KANUMA (sebelipase alfa), a recombinant form of the human LAL enzyme, is the only enzyme-replacement therapy that is approved for the treatment for patients with LAL-D.

        Alexion's common stock is quoted on Nasdaq under the symbol "ALXN."

        Purchaser.    Purchaser is a Delaware corporation that was recently formed by Parent to effect the Offer and the Merger. Purchaser is a direct, wholly owned subsidiary of Parent. Until immediately before the time Purchaser purchases Shares in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Purchaser's principal executive office is located at: 121 Seaport Boulevard, Boston, MA 02210. The telephone number at that office is (475) 230-2596.

        The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, with the exception of Parent which owns 2,654,047 Shares of the Company, 562,017 of which were purchased by Parent's broker over Nasdaq during the past 60 days as described below, none of Purchaser, or, to Parent's and Purchaser's knowledge, any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Parent or Purchaser or of any of the persons so listed, (i) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company or (ii) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

Name	Transaction Date	Number of Shares	Average Price per Share	Transaction Description
Parent	March 30, 2020	14,300	$6.9389	Purchase of Shares
Parent	March 31, 2020	3,700	$6.9985	Purchase of Shares
Parent	April 1, 2020	404,451	$6.5937	Purchase of Shares
Parent	April 2, 2020	139,566	$6.9182	Purchase of Shares

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser, or, to their knowledge, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries (including Purchaser) or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. To the knowledge of Parent and Purchaser, none of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). To the knowledge of Parent and Purchaser, none of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Parent is required to file or furnish reports and other information with the SEC under the Exchange Act. The Schedule TO and the exhibits thereto, and such reports and other information, are available to the public on the SEC's internet site (http://www.sec.gov). Parent's filings are also available to the public on the SEC's internet site (http://www.sec.gov).

10.   Source and Amount of Funds

        The Offer and the Merger are not subject to any financing condition. Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $1.4 billion (which excludes Shares currently held by Parent and Shares underlying equity awards of the Company to be converted into equity awards of Parent, for which no funds will be required), plus any related transaction fees and expenses, and with the final aggregate purchase price to be determined upon closing of the Merger. Purchaser will acquire these funds from Parent, which intends to provide the funds out of available cash on hand. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer involves the purchase of all issued and outstanding Shares and there is no financing condition to the consummation of the Offer, we believe that the financial condition of Purchaser and Parent is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11.   Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and the Company.

        The following is a description of significant contacts between Parent and its representatives, on the one hand, and the Company and its representatives, on the other hand, that resulted in the execution of the Merger Agreement and the commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication between Parent and its representatives, on the one hand, and the Company and its representatives, on the other hand. For a summary of the activities of Parent and its representatives leading up to the execution and delivery of the Merger Agreement, please refer to the Company's Schedule 14D-9, which has been filed with the SEC and is being mailed to the Company's stockholders with this Offer to Purchase.

        As part of Parent's ongoing evaluation of its business and strategic opportunities, the board of directors of Parent (the "Parent Board") and members of senior management of Parent regularly evaluate a variety of potential licensing, partnering, research and development, collaboration and strategic acquisition transactions with third parties, including companies that have developed and commercialized products in clinical areas that complement or further Parent's product portfolio and strategic plan, such as the Company.

        In the second and third quarters of 2019, Company contacted Parent to discuss a potential strategic partnership for a European Union ("EU") license of Andexxa (marketed as Ondexxya in the EU). Discussions with the Company ended in September 2019, when the Company informed Parent that they were suspending the process of exploring such a license as a standalone matter.

        In mid-November 2019 and early December 2019, Dr. Aradhana Sarin, Chief Financial Officer of Parent, and Ms. Mardi Dier, Chief Financial Officer and Chief Business Officer of the Company, discussed meeting in person at the J.P. Morgan Healthcare Conference in January 2020 to discuss potential collaboration opportunities. Dr. Sarin and Ms. Dier subsequently agreed to include Dr. Ludwig Hantson, Chief Executive Officer of Parent, and Mr. Scott Garland, Chief Executive Officer of the Company, in the upcoming meeting.

        On November 18, 2019, Dr. Sarin indicated to Ms. Dier that Parent may be interested in pursuing a potential strategic transaction more broad than the ex-U.S. Andexxa license opportunity they had previously discussed.

        At its regularly scheduled meeting held on December 5, 2019, the Parent Board discussed a potential acquisition of the Company.

        On December 13, 2019, Dr. Sarin sent a letter to Mr. Garland to indicate that Parent was interested in a potential acquisition of the Company. In the letter, Dr. Sarin requested that the Company provide Parent with access to due diligence materials to assist with its review of the potential acquisition.

        On January 9, 2020, following the close of the Nasdaq stock market, the Company issued a press release and hosted a conference call preannouncing its preliminary, unaudited Andexxa global net revenues for the fourth quarter and full year ended December 31, 2019, which were significantly below the expectations of investors and securities analysts. The closing trading price per Share on January 10, 2020 was $14.76, down from $24.75 the previous day.

        On January 12, 2020, Dr. Hantson, Mr. Garland, Dr. Sarin, and Ms. Dier met in person at the J.P. Morgan Healthcare Conference. During the course of that discussion, Mr. Garland and Ms. Dier answered questions posed by Dr. Hantson and Dr. Sarin about Andexxa, and Dr. Hantson expressed continued interest in exploring a potential ex-U.S. license of Andexxa. Mr. Garland indicated that the Company was not interested in exploring an ex-U.S. license of Andexxa at such time, but expressed that he was open to discussing other potential strategic opportunities.

        On February 27, 2020, Dr. Hantson and Dr. Sarin spoke telephonically with Mr. Garland and Ms. Dier to convey Parent's interest in acquiring the Company for $18.00 per Share, payable in cash. Following the call, Parent confirmed its offer in a non-binding letter (the "February 27th Proposal"). The nonbinding proposal was subject to satisfactory completion of due diligence, among other conditions.

        On March 7, 2020, Mr. Garland and Ms. Dier contacted Dr. Hantson and Dr. Sarin telephonically to inform Parent that the Company was willing to provide certain due diligence information if Parent would be willing to improve the terms of its proposal. Dr. Hantson and Dr. Sarin indicated Parent's potential willingness to improve the terms of the proposal, and reiterated Parent's request that the Company provide Parent with additional due diligence materials regarding the Company to assist with Parent's review of the potential acquisition.

        Between March 8, 2020 and March 10, 2020, representatives of Parent and the Company discussed the terms of a confidentiality agreement to facilitate further discussion and the exchange of information between Parent and the Company. The parties did not enter into a confidentiality agreement at that time as the Company was not willing to proceed without the inclusion of a customary standstill provision, and Parent was not willing to agree to standstill restrictions.

        Between March 17, 2020 and March 19, 2020, seven counties in the San Francisco Bay Area, where the Company's headquarters are located, announced mandatory "shelter-in-place" orders. On March 19, 2020, California's Governor issued a statewide shelter-in-place order, restricting non-essential movements, and several days later, New York's Governor issued a similar statewide shelter-in-place order restricting non-essential movement. Following these announcements, numerous other states and counties across the United States implemented similar orders restricting non-essential movement. From March 18, 2020 through May 4, 2020, the day before the Merger Agreement was publicly announced, the Shares traded in a narrow range from a low closing price of $6.41 to a high closing price of $7.76.

        On March 17, 2020, the Parent Board held a telephonic meeting, which was attended by members of senior management of Parent. During this meeting, members of senior management of Parent provided the Parent Board with an overview of the Company's business, including a summary of preliminary diligence based on publicly available information, an update regarding the status of communications with the Company and an overview of potential engagement with the Company.

        On March 24, 2020, Dr. Hantson and Dr. Sarin contacted Mr. Garland and Ms. Dier telephonically to express its continued interest in a possible acquisition of the Company. During the course of the discussion, Mr. Garland stated that the board of directors of the Company (the "Company Board") had reviewed Parent's February 27th Proposal and would allow Parent access to certain non-public information regarding the Company if Parent would agree to a standstill provision. Dr. Sarin stated that Parent might be willing to agree to customary standstill restrictions if the Company would grant exclusivity to Parent for a limited period of time.

        On March 28, 2020, Mr. Garland spoke telephonically with Dr. Hantson and conveyed the Company's interest in continuing discussions with Parent regarding a potential acquisition of the Company at an appropriate valuation. During the course of that discussion, Dr. Hantson noted that Parent would submit a revised indication of interest, and that Parent's due diligence would be confirmatory in nature.

        On March 30, 2020, Parent submitted a revised non-binding indication of interest to acquire the Company for $16.00 per share, payable in cash, with an additional contingent value right ("CVR") of $4.00 per Share that would be payable upon full approval of Andexxa (the "March 30th Proposal"). The March 30th Proposal indicated, among other things, that Parent would be willing to sign a short-term standstill agreement in exchange for an exclusivity period lasting at least 30 days.

        On March 30, 2020, Mr. Garland spoke telephonically with Dr. Hantson and discussed Parent's proposal to acquire the Company for $16.00, payable in cash, plus a $4.00 CVR, per Share. During the course of the discussion, Mr. Garland conveyed the Company Board's view with respect to the March 30th Proposal, and indicated that the Company Board preferred the initial February 27th Proposal of $18.00 per Share, payable in cash. Dr. Hantson agreed to consider whether Parent would still be willing to make an all-cash proposal. Mr. Garland stated that the Company Board had expressed a willingness to grant an exclusivity period to Parent if Parent agreed to customary standstill restrictions.

        On April 1, 2020, Parent submitted a revised non-binding indication of interest to acquire the Company for $18.00 per Share, payable in cash (the "April 1st Proposal"). The April 1st Proposal indicated that Parent would agree to standstill restrictions in exchange for the Company granting Parent an exclusivity period expiring on May 6, 2020.

        Between April 3, 2020 and April 4, 2020, representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul, Weiss"), Parent's legal counsel, and representatives of Cooley LLP ("Cooley"), the Company's legal counsel, discussed the terms of the confidentiality agreement. On April 4, 2020, the Company and Parent entered into the Confidentiality Agreement, which included customary standstill restrictions.

        On April 9, 2020, Parent was provided with access to an electronic data room that contained certain non-public information regarding the Company. From early April 2020 through the May 4, 2020, the Company, together with the Company's management and other advisors, made due diligence materials available to and attended due diligence calls and meetings with Parent and its representatives. Throughout this period, Parent and its professional advisors engaged in due diligence of the Company and reviewed the due diligence materials provided by the Company.

        On April 10, 2020, on behalf of Parent, Paul, Weiss provided Cooley a draft Merger Agreement. On April 16, 2020, Cooley sent a revised draft of the Merger Agreement to Paul, Weiss.

        On April 21, 2020, Paul, Weiss sent a revised draft of the Merger Agreement to Cooley.

        On April 23, 2020, Dr. Hantson spoke telephonically with Mr. Garland to discuss open issues in the draft Merger Agreement.

        On April 26, 2020, Cooley returned to Paul, Weiss a further revised draft of the Merger Agreement.

        From April 28, 2019 through May 4, 2020, representatives of Paul, Weiss and representatives of Cooley engaged in a series of discussions and exchanged drafts of the proposed Merger Agreement while Parent's due diligence investigation of the Company continued.

        On April 30, 2020, members of senior management of Parent provided the Parent Board with an update regarding the potential transaction, including a summary of Parent's due diligence findings and material transaction terms. On that same day, the Parent board unanimously adopted formal resolutions approving the transaction.

        On May 2, 2020, Mr. Garland spoke telephonically with Dr. Hantson and Dr. Sarin. In the course of that discussion, the parties discussed the remaining open issues in the draft Merger Agreement.

        On May 4, 2020, the Company reported to Parent that, at its special meeting held on that date, the Company Board met to consider the proposed transaction and unanimously approved the Merger Agreement and the transactions contemplated thereby.

        During May 4, 2020 and the early morning of May 5, 2020, representatives of Paul, Weiss and representatives of Cooley, on behalf of their respective clients, worked to finalize the proposed Merger Agreement and related transaction documents.

        Early in the morning of May 5, 2020, Parent, Purchaser and the Company executed and delivered the Merger Agreement.

        On the morning of May 5, 2020, prior to the opening of the Nasdaq stock market, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of the Offer. The joint press release is included as Exhibit (a)(1)(G) to the Schedule TO and is incorporated herein by reference.

12.   Purpose of the Offer; Plans for the Company

        Purpose of the Offer.    The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of the Company. The purpose of the Merger is to acquire all outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all outstanding Shares.

        If the Merger is completed, Parent will own 100% of the equity interests in the Company and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of the Company and entitlement to any increase in its value. Similarly, Parent would also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

        The Company's stockholders who tender their Shares in the Offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the Merger is completed, the current stockholders of the Company will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13—"The Merger Agreement; Other Agreements." Similarly, the current stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the Merger.

        Plans for the Company.    Parent is conducting a detailed review of the Company and is developing a plan, on the basis of available information, for the combination of the business of the Company with that of Parent. Parent will continue to review the Company's business and operations going forward and will take such actions as it deems appropriate under the circumstances. After completion of the Offer and the Merger, the Company will be a direct, wholly owned subsidiary of Parent, and the directors of Purchaser immediately prior to the Effective Time and the officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Company pursuant to the Merger Agreement. Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, or the sale or transfer of a material amount of assets of the Company.

13.   The Merger Agreement; Other Agreements

THE MERGER AGREEMENT

        The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, the Company or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent, Purchaser, the Company or the Company's stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, the Company or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and the Company publicly file.

The Offer

        Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a cash tender offer (as promptly as practicable and in no event later than fifteen (15) business days after the date of the Merger Agreement) for all of the Shares at the Offer Price, net to the seller in cash, without interest and subject to any withholding taxes. Purchaser's obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition, the Termination Condition, the Antitrust Condition and the satisfaction or waiver of the other conditions set forth in Section 14—"Conditions of the Offer." Purchaser expressly reserves the right to waive any of the conditions to the Offer (other than the Minimum Tender Condition and the Termination Condition) or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that, without the consent of the Company, it will not, and Parent will not permit Purchaser to:

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  reduce the number of Shares subject to the Offer;

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  reduce the Offer Price (except to the extent required pursuant to the Merger Agreement);

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  amend, modify, supplement or waive the Minimum Tender Condition or the Termination Condition;

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  add to or amend, modify or supplement any Offer Condition;

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  directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer;

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  extend or otherwise change the Offer Expiration Time, except as expressly required or permitted by the Merger Agreement;

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  change the form of consideration payable in the Offer;

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  provide for any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act; or

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  take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

Expiration and Extension of the Offer

        The initial Offer Expiration Time is scheduled to expire at one minute following 11:59 pm (New York City time) on the twentieth (20th) business day following the commencement of the Offer; provided that the Offer will not expire prior to July 1, 2020, and if such twentieth (20th) business day is a date prior to July 1, 2020, the Offer will expire on the first business day on or after July 1, 2020.

        The Merger Agreement requires that Purchaser will, and Parent will cause Purchaser to, extend the Offer (i) if as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Purchaser (to the extent permitted under the Merger Agreement) (A) on one or more occasions in consecutive increments of up to ten business days each (or such longer or shorter period as may be agreed by the parties) or (B) if any then-scheduled Offer Expiration Time is ten or fewer business days before the End Date (as defined below), until 11:59 p.m., New York City time, on the day before the End Date (or such other date and time as the parties may agree), and (ii) for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq or as may be necessary to resolve any comments of the SEC or the staff or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; provided that, in each case, without the Company's written consent, Purchaser will not extend the Offer and, without Parent's prior written consent, Purchaser will not be required to extend the Offer, in each case beyond the earlier of the End Date or the valid termination of the Merger Agreement.

        As promptly as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), Purchaser will merge with and into the Company, and the Company will survive the Merger as a direct, wholly owned subsidiary of Parent. At the Effective Time, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares that immediately prior to the Effective Time are owned by the Company, Parent, Purchaser, any other wholly owned subsidiary of Parent or Purchaser or any wholly owned subsidiary of the Company or that are held in the Company's treasury and (ii) Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Company stockholder who is entitled to demand appraisal and who has properly demanded appraisal of such shares under Delaware law) will be automatically converted into the right to receive the Merger Consideration in an amount equal to the Offer Price, net to the seller in cash, without interest and subject to any withholding taxes.

        The certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated in its entirety as set forth on the form of the certificate of incorporation attached to the Merger Agreement as Exhibit A. The bylaws of Purchaser as in effect immediately prior to the Effective Time will be amended and restated to be in the form of the bylaws of Purchaser as in effect immediately prior to the Effective Time, except (i) that all references therein to Purchaser will be amended to become references to the Surviving Corporation and (ii) for any changes as will be necessary to reflect certain indemnification obligations contemplated by the Merger Agreement. The directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation.

        The Merger Agreement provides the Merger will be effected under Section 251(h) of the DGCL and will be effected without a vote of the Company stockholders.

The Company's Stock Options and Restricted Shares

        Each stock option of the Company with an exercise price that is less than the Merger Consideration that is vested and outstanding immediately prior to the Effective Time will be canceled as of immediately prior to, and contingent upon, the Effective Time, and each holder thereof will be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of Shares that are subject to such vested stock option immediately prior to the Effective Time and (B) the excess of the Merger Consideration over the exercise price per Share subject to such vested stock option, which amount will be payable to such holder at or as soon as reasonably practicable following the Effective Time.

        Each stock option of the Company with an exercise price that is less than the Merger Consideration that is unvested and outstanding immediately prior to the Effective Time and (A) held by a non-employee director or (B) an employee of the Company who has delivered and not revoked an executed restrictive covenant and release agreement (in each case, a "Qualified Holder") will accelerate and fully vest (in the case of stock options subject to performance-based vesting conditions, such stock options will vest assuming performance is achieved at target, or two-thirds of the number of Shares subject to the award, with the remaining one-third canceled and forfeited for no consideration), and will be canceled as of immediately prior to, and contingent upon, the Effective Time, and each Qualified Holder thereof will be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of Shares that are subject to such accelerated stock option immediately prior to the Effective Time and (B) the excess of the Merger Consideration over the exercise price per Share subject to such accelerated stock option, which amounts will be payable to such Qualified Holder at or as soon as reasonably practicable following the Effective Time.

        Each stock option of the Company with an exercise price that is less than the Merger Consideration that is unvested and outstanding immediately prior to the Effective Time and held by a holder who is not a Qualified Holder will be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such stock option (but excluding any performance conditions), the number of shares of Parent common stock (rounded down to the nearest whole share), determined by multiplying the number of Shares of Company common stock subject to such stock option immediately prior to the Effective Time (in the case of stock options subject to performance-based vesting conditions, assuming performance is achieved at target, or two-thirds of the number of Shares subject to the award) by an exchange ratio equal to the Merger Consideration divided by the closing price per share of Parent common stock on the trading day immediately preceding the Effective Time (the "Exchange Ratio"), at an exercise price per share of Parent common stock (rounded up to the nearest whole cent) equal to (A) the exercise price per Share of Company common stock applicable to such stock option divided by (B) the Exchange Ratio.

        Each stock option of the Company with an exercise price that is equal to or greater than the Merger Consideration that is outstanding immediately prior to the Effective Time, whether vested or unvested, will become fully vested and will be canceled and terminated without any cash payment being made in respect thereof as of immediately prior to, and contingent upon, the Effective Time.

        Each restricted stock unit of the Company ("Company RSU") held by a non-employee director that is outstanding immediately prior to the Effective Time will become fully vested and will be canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for the right to receive a lump-sum cash payment in an amount equal to the product of (x) the number of shares deliverable under such Company RSU multiplied by (y) the Merger Consideration. Each Company RSU (other than a Company RSU held by a non-employee director) outstanding immediately prior to the Effective Time will be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Company RSU, with respect to the number of shares of Parent common stock determined by multiplying the number of Shares deliverable under such Company RSU by the Exchange Ratio.

        Each performance-based restricted stock unit of the Company ("Company PSU") that is outstanding immediately prior to the Effective Time will be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Company PSU (excluding performance conditions), with respect to the number of shares of Parent common stock determined by multiplying the total number of Shares deliverable under such Company PSU (assuming performance is achieved at target, or two-thirds of the number of Shares of Company common stock subject to the award) by the Exchange Ratio.

        The Merger Agreement provides that, at or prior to the consummation of the Offer, the Company, the board of directors of the Company and its compensation committee, as applicable, will adopt any resolutions and take any actions that are necessary to effectuate this treatment of the Company's stock options, performance stock units and restricted stock units, and to ensure that following the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any person pursuant to or in settlement of stock options, performance stock units and restricted stock units of the Company. In addition, the Merger Agreement provides that any Shares that remain available for issuance pursuant to any Company stock plan as of the Effective Time (the "Residual Shares") shall, in accordance with such Company stock plan, be converted at the Effective Time into the number of shares of Parent common stock equal to the product of the number of such Residual Shares and the Exchange Ratio.

Employee Stock Purchase Plan

        Pursuant to the Merger Agreement, the Company is required to take all reasonable actions, including adopting any necessary resolution, to (i) terminate the Company's 2013 Employee Stock Purchase Plan (the "ESPP"), as of immediately prior to the closing date of the Merger, (ii) ensure that no offering period under the ESPP will commence on or after the date of the Merger Agreement, (iii) if the closing of the Merger occurs prior to the end of any offering period in existence under the ESPP on the date of the Merger Agreement, cause a new exercise date to be set under the ESPP that is ten business days prior to the initial Offer Expiration Time for the automatic exercise of ESPP options on such date, (iv) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of the Merger Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP) and (v) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Offer Expiration Time will, to the extent not used to purchase Shares in accordance with the terms and conditions of the ESPP (as amended pursuant to the Merger Agreement), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

Representations and Warranties

        In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or the confidential disclosure letter that the Company delivered to Parent and Purchaser in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things:

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  corporate matters, such as corporate existence and power, organizational documents, corporate authorization to enter into the Merger Agreement and enforceability of the Merger Agreement;

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  governmental authorization;

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  required consents and approvals and no violations of organizational documents or applicable law;

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  capital structure;

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  subsidiaries and other equity interests;

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  SEC filings, financial statements and internal controls;

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  information to be included in the Offer documents and Schedule 14D-9;

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  absence of certain changes;

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  absence of undisclosed liabilities;

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  litigation;

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  compliance with applicable law and permits;

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  anticorruption matters;

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  specified contracts;

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  taxes;

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  employee benefit plans;

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  labor and employment matters;

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  insurance policies;

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  environmental matters;

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  intellectual property and information technology;

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  privacy and data security;

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  real property;

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  healthcare regulatory matters;

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  sanctions laws;

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  inventory;

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  interested party transactions;

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  brokers' fees; and

  •
  opinion of financial advisors.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

  •
  corporate matters, such as corporate existence and power, organization and qualification, enforceability and authority to enter into the Merger Agreement;

  •
  governmental authorization;

  •
  required consents and approvals and no violations of organizational documents or applicable law;

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  Purchaser's organization and capital structure;

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  required approval of Parent;

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  information to be included in the Offer documents or Schedule 14D-9;

  •
  litigation;

  •
  availability of funds;

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  ownership of securities of the Company; and

  •
  broker's fees.

        Except as expressly set forth in the Merger Agreement, the representations and warranties of each of Parent, Purchaser and the Company will not survive the consummation of the Merger.

Company Material Adverse Effect

        Several of the Company's representations and warranties, as well as certain closing conditions, contained in the Merger Agreement refer to the concept of "Company Material Adverse Effect."

        For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an "Effect") that, individually or in the aggregate with any one or more other Effects, has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company or the Company's subsidiaries, taken as a whole; provided, however, none of the Effects to the extent resulting or arising from any of the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect:

  •
  general economic, political, business, financial or market conditions affecting the industry in which the Company operates or the economy generally (including any fluctuations or changes in the value of currencies and credit markets);

  •
  geopolitical conditions (including any trade wars), any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism);

  •
  hurricane, flood, tornado, earthquake or other natural disaster or act of God or weather conditions;

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  any pandemic, epidemic, plague, or other outbreak of illness or public health event;

  •
  any failure by the Company or any of the Company's subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company's common stock or changes in the trading volume thereof (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect);

  •
  the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, collaboration partners, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.03 of the Merger Agreement (Corporate Authorization));

  •
  changes in applicable laws or the interpretation thereof;

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  changes in GAAP or any other applicable accounting standards or the interpretation thereof;

  •
  any action required to be taken by the Company pursuant to the terms of the Merger Agreement or at the direction of Parent or Purchaser; or

  •
  any breach of the Merger Agreement by Parent or Purchaser,

except in the case of the first four bullets, the seventh bullet and the eighth bullet above, if and only to the extent that such change or event has an adverse and disproportionate effect on the Company or the Company's subsidiaries as compared to other participants in the industry in which the Company or the Company's subsidiaries operate.

Operating Covenants

        Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, except as (w) disclosed in the confidential disclosure letter that the Company delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (x) required by applicable law, (y) expressly required or contemplated by the Merger Agreement, or (z) undertaken with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice in all material respects; provided that during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, the Company may, in connection with the coronavirus (COVID-19) pandemic, take such actions as are reasonably necessary (A) to protect the health and safety of the Company's or Company subsidiary's employees and other individuals having business dealings with the Company or the Company's subsidiaries or (B) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic; provided, further, that following any such suspension, to the extent that the Company or its subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable and (ii) use its reasonable best efforts to (A) comply in all material respects with applicable law, (B) preserve intact in all material respects its business organizations and relationships with their material suppliers, customers, governmental authorities and other material business relations; and (C) keep available the services of the officers and key employees of the Company and its subsidiaries.

        In addition, during the same period, except as (i) disclosed in the confidential disclosure letter that the Company delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (ii) required by applicable law, (iii) expressly required or contemplated by the Merger Agreement, or (iv) undertaken with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not, and will not permit any of its subsidiaries to, subject to certain exceptions:

  •
  amend or adopt any amendment to or otherwise change or propose to amend the organizational documents of the Company or the organizational documents of any of the Company subsidiaries (whether by merger, consolidation or otherwise);

  •
  issue, sell, grant, pledge, transfer, lease, dispose of, grant any lien or otherwise encumber or enter into any contract or other agreement with respect to the Company securities or any other capital stock of the Company or any capital stock of the Company subsidiaries, or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of Shares (A) upon the exercise of Company stock options outstanding as of the date of the Merger Agreement pursuant to existing Company stock plans or issued in accordance with the Merger Agreement, or pursuant to the terms of the Company RSUs or Company PSUs that are outstanding on the date of the Merger Agreement or issued in accordance with the Merger Agreement, in each case, in accordance with the applicable Company stock plan's and Company equity award's terms as in effect on the date of the Merger Agreement, (B) pursuant to the ESPP or (C) the grant of regular director compensation in the form of Company equity awards in the ordinary course of business consistent with past practice;

  •
  except in connection with actions permitted by the Merger Agreement, take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a takeover proposal or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Parent, Purchaser, or any of their respective subsidiaries or affiliates, or the proposed transaction;

  •
  propose or adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of its subsidiaries, file a petition for bankruptcy under applicable state or federal law, or consent to the filing of any bankruptcy petition against the Company or any of its subsidiaries under any similar applicable law;

  •
  create a subsidiary of the Company or any of the Company's subsidiaries;

  •
  establish a record date for, declare, accrue, set aside or pay any dividend, or make any other distribution on or in respect of (whether in cash, stock, property or otherwise), or enter into any agreement with respect to the voting of, the Company's or any of the Company subsidiaries' capital stock or other securities (other than dividends to the Company or from one of the wholly owned Company subsidiaries);

  •
  redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Company securities or capital stock of the Company or any of the Company subsidiaries, or otherwise change the capital structure of the Company or any of its subsidiaries, other than (i) for purposes of effecting a net settlement of any Company stock option outstanding as of the date of the Merger Agreement in satisfaction of any exercise price or required tax withholdings, or net share withholding in connection with the vesting of any Company RSUs or Company PSUs outstanding as of the date of the Merger Agreement in satisfaction of any required tax withholdings or (ii) between the Company and a wholly owned subsidiary or between wholly owned Company subsidiaries;

  •
  write-down any of its material assets, including any capitalized inventory or Company owned intellectual property, or make any material changes in any accounting methods, principles or practices, in each case, except as required by GAAP or applicable law, including Regulation S-X promulgated under the Exchange Act (in each case following consultation with the Company's independent auditor);

  •
  other than in the ordinary course of business consistent with past practice, (x) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under, relinquish, release, transfer or assign any material rights or claims under or otherwise modify in any material respect any material contract or (y) enter into a contract that, if in effect on the date of the Merger Agreement, would have been a material contract;

  •
  enter into any contract that is material to the Company or any of its subsidiaries, taken as a whole, other than in the ordinary course of business, or that contains any restriction on the ability of the Company or any Company subsidiary to assign all or any material portion of its material rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its subsidiaries following the consummation of the proposed transaction (other than anti-assignment clauses entered into in the ordinary course of business)

  •
  make any capital expenditure other than capital expenditures that exceed $250,000 individually or $500,000 in the aggregate and which are incurred in the ordinary course of business consistent with past practice;

  •
  repurchase, prepay, incur, assume or guarantee any indebtedness to another person, issue or sell any debt securities of the Company or any of its subsidiaries, issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company subsidiaries, guarantee any debt securities of any other person, enter into any "keep well" or other contract to maintain any financial statement or similar condition of another person or enter into any other arrangement having the economic effect of any of the foregoing other than (x) any such transactions between the Company and one or more of its wholly owned subsidiaries or (y) borrowings incurred in the ordinary course of business consistent with past practice (including any borrowings in respect of letters of credit in connection with the financing of ordinary course trade payables) that do not, at any time, exceed $250,000, in the aggregate;

  •
  other than permitted liens, grant or suffer to exist any liens on any material properties or assets of the Company or any of its subsidiaries;

  •
  make any capital investment in or loan or advance to, or forgive any loan to, any other person, except for (i) loans, capital contributions, advances or investments between the Company and any wholly owned subsidiary of the Company or between wholly owned Company subsidiaries and (ii) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice and in compliance with the Company's policies related thereto;

  •
  other than in the ordinary course of business consistent with past practice and other than with respect to intellectual property rights of the Company and its subsidiaries, sell, lease, sublease, sell and lease back, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the material assets, properties or rights of the Company or any of the Company subsidiaries, including Cerdulatinib or any other product or contracts relating to Cerdulatinib or any other product;

  •
  purchase or acquire, directly or indirectly, (i) any corporation, partnership, other business organization or division thereof, or all or substantially all of the assets of any person or (other than reorganizations solely among the Company's wholly owned subsidiaries) or (ii) any assets, real property, securities, properties, interests or business from any person or entity (except for a wholly owned subsidiary of the Company), in each case, other than acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business;

  •
  enter into a new line of business or abandon or discontinue any existing line of business;

  •
  settle, pay, discharge or satisfy any proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any litigation related to the Transactions and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by the Company or any Company subsidiary of not more than $250,000, individually or $500,000 in the aggregate for all such proceedings (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company or an of its subsidiaries and the payment of monies by the Company and its subsidiaries that are not more than $250,000, individually or $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) and (2) does not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to the Company or any of its subsidiaries, whether before, on or after the Effective Time;

  •
  except as required by applicable law, expressly required or permitted by the Merger Agreement or required by an employee benefit plan of the Company, (i) increase the compensation payable by the Company or any of its subsidiaries to directors, officers, employees, consultants or independent contractors, other than increases with respect to Company employees at the senior director level and below in the ordinary course of business in connection with job promotions (at a maximum of twenty promotions) or to retain Company employees with a competing offer (at a maximum of twenty retentions), where such increase does not exceed (A) the market-based 50th percentile for the position into which the Company employee is promoted (as determined in the reasonable discretion of the Company), in the case of a promotion or (B) 15% of the Company employee's total cash compensation, in the case of a retention award (not a salary adjustment) and 10% of the Company employee's existing base salary, in the case of a retention driven salary adjustment, (ii) establish, adopt, enter into, or accelerate rights under any Company benefit plans or agreement, program, trust, or fund, other than amendments made to Company employee plans in the ordinary course of business that do not materially increase costs, (iii) grant any equity or equity-based awards, (iv) amend or increase any severance, retention, change-of-control or similar payments to any current or former director, officer, employee or consultant of the Company or any of the Company subsidiaries, (v) hire any officer, employee, independent contractor or consultant, other than individuals with an annual base salary less than USD $250,000 at the level of senior director and below (but limited to twenty such individuals and consistent with the Company's compensation structure as in effect prior to the date hereof), (vi) terminate the employment (other than for cause) of any officer or employee with an annual base salary of more than USD $250,000 or any individual in a position of senior director or above or (vii) take any action that would reasonably be expected to require sixty days' advance notification to employees under WARN;

  •
  except as required by applicable law or by any written agreement in effect as of the Merger Agreement and made available to Parent, become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

  •
  (i) sell, license, sublicense, abandon, fail to maintain, allow to lapse, assign, transfer, amend, cancel, create any lien on (other than permitted liens), waive, grant a covenant not to sue with respect to, or otherwise grant or modify any rights under any material intellectual property owned by the Company or its subsidiaries, or exclusively licensed to the Company or its subsidiaries, other than the grant of nonexclusive licenses in the ordinary course of business consistent with past practice to contract manufacturers, contract research organizations and distributors, in each case, subject to written confidentiality obligations with respect to any trade secrets or (ii) fail to diligently prosecute any material patent applications (other than those for certain products) as to which the Company or any of its subsidiaries control the prosecution thereof;

  •
  disclose any material trade secrets of the Company and its subsidiaries, except, to contract manufacturers, contract research organizations and distributors, in each case, in the ordinary course of business consistent with past practice and subject to written confidentiality obligations with respect to any trade secrets;

  •
  without first informing and consulting with Parent in good faith and providing Parent with a reasonable opportunity to review any such information, as reasonably in advance as practicable under the circumstances, and considering in good faith Parent's comments (if any), (i) commence, alone or with any third party, any clinical study which Parent has not been informed prior to the date of the Merger Agreement other than in the ordinary course of business consistent with past practice, (ii) unless mandated by any governmental authority, discontinue, terminate or suspend any ongoing research program or clinical study or (iii) except as required by applicable law, as determined by the Company in good faith, discontinue, terminate or suspend any ongoing investigational new drug application-enabling preclinical study;

  •
  qualify any new site for manufacturing of any product resulting from any ongoing or new research program other than in the ordinary course of business consistent with past practice;

  •
  make, rescind or change any material tax election, settle or compromise any claim relating to a material amount of taxes, waive or extend the statute of limitations in respect of a material amount of taxes, enter into any closing agreement with respect to a material amount of taxes, amend any tax return relating to a material amount of taxes or make any material change in any of the methods, principles or practices used by it for tax accounting except as required by applicable law, surrender any right to claim a material tax refund or to apply any such refund to offset or otherwise reduce tax liability (but excluding any such non-income tax refunds attributable to legislation passed in connection with the coronavirus (COVID-19) pandemic) or enter into any tax sharing agreements or similar arrangements, including tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to taxes and entered into in the ordinary course of business);

  •
  enter into any material transaction or contract with any affiliate, holder of 5% or more of the Shares, director or executive officer of the Company or any of its subsidiaries, or enter into any other material transaction or contract with any other person that would be required to be reported by the Company under Item 404 of Regulation S-K under the Exchange Act;

  •
  participate in any scheduled meetings or teleconferences with, or correspond in writing or make any filing with, the FDA or any similar governmental authority without (i) providing Parent (whenever feasible and to the extent permitted under applicable law and excluding routine administrative communications, or immaterial communications) with prior notice and, within 24 hours from the time such written notice is delivered, the opportunity to consult with the Company with respect to such meeting, teleconference or correspondence and (ii) considering in good faith Parent's comments to or in connection with such meeting, teleconference or correspondence;

  •
  amend, modify, restate, alter, supplement, renew, enter into, become subject to, grant any waiver of any material term or condition under, give any material consent with respect to, fail to exercise any renewal option under, or terminate any real property lease; or

  •
  authorize, commit or agree to take any of the foregoing actions.

        In addition, to the extent permitted by applicable law, in the Company's reasonable determination, the Company will keep Parent informed on a reasonably current basis of any material developments (including the occurrence of any serious adverse event) relating to any of the Company's products. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Company will use reasonable best efforts to consult with Parent prior to taking any action in respect of (i) any material development (including the occurrence of any serious adverse event) relating to any of the Company's products, (ii) any material change to any study protocol, (iii) any material change to a manufacturing plan or process, (iv) any material change to a development timeline and (v) any material change to promotional or marketing materials or activities relating to any of the Company's products.

        The Company will also, subject to applicable law, after the date of the Merger Agreement and prior to the Effective Time, keep Parent reasonably apprised of the status of certain matters set forth on the confidential disclosure letter that the Company delivered to Parent and Purchaser in connection with the execution and delivery of the Merger Agreement, reasonably consult with Parent regarding, and consider in good faith any comments provided by Parent with respect to such matters, and will not take any action that deviates in any material respect from such matters without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

No Solicitation

        Pursuant to the Merger Agreement, the Company and its subsidiaries and their respective directors, officers and employees will not, and the Company and its subsidiaries will not, and will not authorize their respective financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives to, and will direct and use its reasonable best efforts to cause each other representative of the Company not to, directly or indirectly:

  •
  initiate, solicit, propose, knowingly induce or knowingly encourage or facilitate the making of any Takeover Proposal (as defined below);

  •
  other than informing third parties of the existence of the terms of the no solicitation provision of the Merger Agreement, enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning the Company or any of its subsidiaries to, any third party in connection with, or for the purpose of encouraging or facilitating, or otherwise knowingly cooperate in any way with a third party (or any representative thereof) with respect to, a Takeover Proposal;

  •
  publicly recommend or enter into any Alternative Acquisition Agreement; or

  •
  approve, authorize, agree or publicly announce an intention to do any of the foregoing.

        Notwithstanding anything to the contrary in the Merger Agreement, the Company will be permitted, on a confidential basis, to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the party referred therein to submit a Takeover Proposal to the Company's board of directors on a confidential basis and solely to the extent failure to grant such release or waiver would reasonably be expected to constitute a breach of the Company's board of director's fiduciary duties under applicable law. The Company will provide written notice to Parent of waiver or release of any standstill by the Company within twenty-four hours of such waiver or release, including disclosure of the identities of the parties thereto and circumstances relating thereto.

        The Company and its subsidiaries will, and will direct their respective representatives to:

  •
  cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any person (other than Parent and its representatives), corporation or entity conducted with respect to any Takeover Proposal;

  •
  request that any third party and its representatives (other than Parent and its representatives) that has, prior to the execution and delivery of the Merger Agreement, executed a confidentiality agreement or otherwise received non-public information about the Company from, or on behalf of, the Company, in each case, in connection with such third party's consideration of a Takeover Transaction, to promptly return or destroy all non-public information furnished to such third party prior to the date of the Merger Agreement; and

  •
  terminate access by any third party to any physical or electronic data room relating to any potential Takeover Transaction.

        Notwithstanding anything to the contrary in the Merger Agreement, if prior to the consummation of the Offer the Company receives a bona fide Takeover Proposal, the Company may contact the person making any such Takeover Proposal that did not result from a breach in a material respect of the non-solicitation provisions described above, so long as the Company promptly provides Parent with a reasonably detailed summary of any such discussion. In addition, in response to a bona fide Takeover Proposal that the Company receives after the date of the Merger Agreement and that did not result from a breach in a material respect of the non-solicitation provisions described above, and the Company's board of directors determines, in good faith, after consultation with outside legal counsel and a financial advisor of national reputation that such Takeover Proposal constitutes or would reasonably be expected to result in, a Superior Proposal (as defined below), then the Company and its representatives may (i) furnish any information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives and financing sources) pursuant to a confidentiality agreement that, subject to certain exceptions, contains confidentiality terms that are, in the aggregate, no less restrictive of the person making such Takeover Proposal than those contained in the Confidentiality Agreement (as defined below) are of the Company ("Acceptable Confidentiality Agreement"), so long as the Company provides concurrently or has already made available to Parent, any non-public information so furnished to such person or (ii) participate or engage in negotiations or discussions with, and only with, the person making such Takeover Proposal and its representatives and financing sources regarding such Takeover Proposal.

        The Company will as promptly as practicable (and in any event within 24 hours after receipt thereof) advise Parent of the receipt of any Takeover Proposal or any request for information or inquiry that contemplates or that could reasonably be expected to lead to a Takeover Proposal, which notice must include the identity of the person making any such Takeover Proposal, request or inquiry and the material terms and conditions thereof. The Company will (i) provide Parent (or its outside legal counsel) with unredacted copies of all writings or media containing any terms or conditions of any proposals or proposed transaction agreements relating to any Takeover Proposal and (ii) keep Parent reasonably informed of the status and terms of discussion and negotiations relating to any such Takeover Proposal and promptly provide to Parent (and in any event no later than 24 hours after receipt or delivery thereof) unredacted copies of all correspondence and other writings or media (whether or not electronic) exchanged between the Company and any third-party containing any of the terms or conditions of any Takeover Proposal, including any proposed transaction agreements.

        "Alternative Acquisition Agreement" means any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding option agreement, joint venture agreement, partnership agreement or other agreement constituting or with respect to any Takeover Proposal, other than an Acceptable Confidentiality Agreement.

        "Intervening Event" means a positive event, occurrence or fact occurring or arising after the date hereof that was not known to or reasonably foreseeable by the Company's board of directors as of the date of the Merger Agreement (or, if known, the consequences of which were not known or reasonably foreseeable by the Company's board of directors as of the date of the Merger Agreement), other than (i) any event, occurrence or fact that relates to a Takeover Proposal or (ii) changes in the market price of Company common stock (provided, that the underlying causes of any such changes may be taken into account).

        "Superior Proposal" means a bona fide written Takeover Proposal (provided that, for this purpose the references to "20%" in the definition of Takeover Transaction will be deemed to be references to "50%") that (i) upon execution by the Company would be binding upon the person making such Takeover Proposal; (ii) did not result from a breach in a material respect of the non-solicitation provisions in the Merger Agreement and (iii) that the Company's board of directors determines in its reasonable good faith judgment (after consultation with its outside legal counsel and a financial advisor of national reputation) (A) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal , regulatory, timing and other aspects of such proposal and (B) would, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the Transactions, taking into account all of the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such Superior Proposal or otherwise).

        "Takeover Proposal" means any indication of interest, inquiry, offer or proposal, including any amendment or modification to any existing indication of interest, inquiry, offer or proposal (other than, in each case, any indication of interest, inquiry, offer or proposal made or submitted by or on behalf of Parent, Purchaser or one or more of their subsidiaries), relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, a Takeover Transaction.

        "Takeover Transaction" means, other than the Transactions, (i) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries that, if consummated, would result in any person or "group" (as defined in the Exchange Act) owning, directly or indirectly, 20% or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (ii) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (A) the acquisition or purchase of 20% or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of the Company, (B) the acquisition or purchase of tangible or intangible assets of the Company and its subsidiaries representing 20% or more of the total revenue, net income, EBITDA or total assets (it being understood that such determination includes equity securities of subsidiaries) of the Company and its subsidiaries, taken as a whole, or (C) the sale, lease, license, transfer, lapse or abandonment of 20% or more of the total tangible or intangible assets of the Company and its subsidiaries relating to the Company's products or any intellectual property embodied therein or relating thereto.

The Company's Board of Directors Recommendation

        The Company has represented to Parent and Purchaser in the Merger Agreement that the Company's board of directors, at a meeting duly called and held, prior to the execution of the Merger Agreement, at which all directors of the Company were present, the Company's board of directors duly and unanimously adopted resolutions:

  •
  determining the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company's stockholders;

  •
  approving and declaring advisable the Merger Agreement and the Transactions, including the Offer and the Merger;

  •
  agreeing that the Merger will be effected under Section 251(h) of the DGCL;

  •
  resolving to recommend the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and

  •
  assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 (Ownership of Company Common Stock) of the Merger Agreement, taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL, and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions.

        In addition, the Company represented to Parent and Purchaser that the affirmative vote of the holders of a majority of the voting power of the Shares, voting together as a class, is the only vote of the holders of any class or series of the Company's capital stock that, absent 251(h) of the DGCL, would have been necessary under applicable law and the organizational documents of the Company to adopt the Merger Agreement and consummate the Merger.

        Under the Merger Agreement, neither the Company's board of directors nor any committee thereof will (or will resolve or agree to):

  •
  (i) withhold or withdraw (or modify, amend or qualify in a manner adverse to Parent or Purchaser), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Parent or Purchaser), the Company's board recommendation, (ii) approve, recommend, or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal, (iii) fail to include the Company's board recommendation in the Schedule 14D-9 when disseminated to the Company's stockholders or (iv) if any Takeover Proposal has been made public, fail to reaffirm the Company's board recommendation upon request of Parent within ten (10) business days after Parent requests such reaffirmation (provided, however, that Parent may make such request only once with respect to each such Takeover Proposal unless such Takeover Proposal is subsequently publicly modified in any material respect in which case Parent may make such request once each time such modification is made) (any action described in this bullet being referred to herein as an "Adverse Recommendation Change"); or

  •
  approve, recommend, declare advisable or cause or permit the Company to enter into any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement constituting or with respect to any Takeover Proposal, other than an Acceptable Confidentiality Agreement.

        Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, but subject to the terms described in the "Match Rights" section below, at any time prior to the consummation of the Offer, if the Company's board of directors determines in good faith, after consultation with outside legal counsel and a financial advisor of national reputation, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law, then the Company's board of directors may make an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event, and in connection with a Superior Proposal, the Company may terminate the Merger Agreement, provided that, immediately before or concurrently with any such termination, the Company pays to Parent the termination fee described in the "—Termination" section below.

        Nothing in the Merger Agreement prevents the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A

promulgated under the Exchange Act; (ii) making any "stop-look-and-listen" communication pursuant to Rule 14d-9(f) of the Exchange Act; or (iii) making any disclosure to its stockholders if the Company's board of directors determines, in good faith, after consultation with outside legal counsel, that such disclosure is required by applicable law.

Match Rights

        In response to a bona fide written Takeover Proposal made by a third party after the date of the Merger Agreement which did not arise from a breach in a material respect of the non-solicitation agreements described above and has not been withdrawn, if the Company's board of directors believes in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that (i) such Takeover Proposal constitutes a Superior Proposal and (ii) the failure to either made and Adverse Recommendation Change or terminate the Merger Agreement would reasonably be expected to constitute a breach of the Company's board of directors' fiduciary duties under applicable law, then the Company's board of directors may make an Adverse Recommendation Change or terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal only if all of the following conditions are satisfied:

  •
  the Company shall have first provided to Parent prior written notice (the "Superior Proposal Notice") at least four business days in advance (the "Superior Proposal Notice Period") advising Parent that the Company's board of directors is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, or to terminate the Merger Agreement, as applicable and shall have complied with the Company's obligations under the Non-Solicitation provisions of the Merger Agreement;

  •
  during the applicable Superior Proposal Notice Period, prior to its effecting an Adverse Recommendation Change or terminating the Merger Agreement, the Company and its representatives, to the extent requested by Parent, shall negotiate in good faith with Parent and its officers, directors and other representatives regarding changes to the terms of the Merger Agreement and any other proposals made by Parent intended by Parent to cause such Takeover Proposal to no longer constitute a Superior Proposal;

  •
  Parent shall not have made, within the applicable Superior Proposal Notice Period, a proposal that would, in the reasonable good faith judgment of the Company's board of directors (after consultation with its outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal; provided that any material amendment of such proposal will require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three days; and

  •
  following the Superior Proposal Notice Period, the Company's board of directors shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, (i) such Takeover Proposal continues to constitute a Superior Proposal, and (ii) the failure to make the Adverse Recommendation Change, or to terminate the Merger Agreement in, as applicable, would reasonably be expected to constitute a breach of the Company's board of director's fiduciary duties under applicable law.

        If such action is intended to be taken in response to an Intervening Event, (i) the Company's board of directors determines, in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law and (ii) (A) the Company has provided to Parent four business days' prior written notice advising Parent that the Company intends to make a change in recommendation (and specifying, in reasonable detail, the Intervening Event) (it being understood and agreed that any material change in any event, occurrence or fact relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above) will require a new written notification from the Company except that such new notification will require a three-business day period during which Parent can take action in respect of the Intervening Event), and (B) (1) during such four- or three-business day period, as applicable, the Company and its representatives will negotiate in good faith with Parent (if requested by Parent) regarding any changes to the terms of the Merger Agreement and any other proposals made by Parent so that a failure to effect a change in recommendation would no longer constitute a breach of the fiduciary duties of the Company's board of directors under the applicable law and (2) following such four- or three-business day period, the Company's board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to effect a change in recommendation in response to such Intervening Event would reasonably be expected to constitute a breach of the fiduciary duties of the Company's board of directors under applicable law.

Regulatory Undertaking

        The Company and Parent will, and will cause their respective subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from governmental authorities, obtain the expiry or early termination of any applicable waiting periods and make all necessary registrations and filings with and take all steps as may be reasonably necessary to obtain an approval or waiver from, or avoid a proceeding by, any governmental authorities in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, third parties to consummate the Transactions as promptly as practicable and in any event prior to the End Date.

        Without limiting the generality of the foregoing, Parent and the Company (if requested by Parent), along with their respective subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable antitrust laws so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the End Date, which shall include using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of its and its subsidiaries' assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent pursuant hereto, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any proceeding by a governmental authority or any other third-party under antitrust laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. The Company will not, unless requested to do so by Parent, commit to or effect any action contemplated in the immediately preceding sentence. However, nothing in the Merger Agreement will require Parent or any of its subsidiaries to take or agree to any action, concession or undertaking (i) unless such action, concession or undertaking is conditioned on the closing or (ii) to the extent it would constitute or result in, or would reasonably be expected to constitute or result in, individually or in the aggregate, any sale, divestiture, license or disposition of any assets, properties or businesses, or any other action, concession or undertaking, or any commitment to do any of the foregoing, (a) with respect to or relating to Parent, its affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements or (b) that, individually or in the aggregate, would be materially detrimental to the benefits expected to be derived by Parent and its affiliates from the Transactions, taken as a whole.

        Each of the parties is required to as promptly as reasonably practicable make its respective filings under the HSR Act and any applicable antitrust laws with respect to the Transactions (but in no event will Parent make its filings later than ten business days following the date of the Merger Agreement) and promptly take such actions as are necessary or advisable to obtain prompt expiration or termination of any applicable waiting period or other approval required for consummation of the transactions by the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or by any other governmental authorities under applicable antitrust laws (if any). Under the HSR Act, each of Parent and the Company is required to file a Premerger Notification and Report Form with the FTC and the DOJ in connection with the purchase of Shares in the Offer and the Merger. Parent and the Company made such filings on May 14, 2020 in accordance with the terms of the Merger Agreement.

        From the date of the Merger Agreement until the Effective Time, Parent will not, and will not permit any of its affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any person or by any other manner or engage in any other transaction, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a governmental authority, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Antitrust Law, (ii) materially increase the risk of any governmental authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, materially restrain, prevent, enjoin or otherwise prohibit the closing of the Merger or (iii) otherwise materially delay or materially impede the consummation of any of the Transactions.

Access to Information

        Other than as prohibited by law and subject to certain conditions and exceptions, the Company and its subsidiaries will, and will use reasonable best efforts to cause their respective representatives to afford to Parent, Purchaser and their authorized representatives, at Parent's expense, reasonable access during normal business hours to the Company and its subsidiaries respective representatives, officers, employees, properties, assets, permits, facilities, books, contracts, records, reports, correspondence and other documents and information, provided that, in each case, such access may be limited to the extent the Company reasonably determines, in light of the coronavirus (COVID-19) pandemic (taking into account any "shelter-in-place" or similar order issued by a governmental authority), that such access would jeopardize the health and safety of any of the Company's employees; provided, however, that the Company shall use its reasonable best efforts to allow for such access or as much of such access as is possible in a manner that does not jeopardize the health and safety of such employees. In addition, the Company and its subsidiaries will, and will use reasonable best efforts to cause their representatives to furnish to Parent and Purchaser all financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, the Company and its subsidiaries will not be required to disclose any information to Parent to the extent the Company reasonably determines such disclosure (i) would jeopardize the attorney-client privilege, (ii) would reasonably be expected to result in a loss of trade secret protection or (iii) would contravene any applicable law; provided that the Company shall use its reasonable best efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company. Parent will and its representatives will treat any information received as confidential information.

Director and Officer Indemnification and Insurance

        Pursuant to the Merger Agreement, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and its subsidiaries (collectively, "Indemnified Persons") as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of the Merger Agreement, or pursuant to any such contract entered into after its execution with Parent's prior written consent, will be assumed by the surviving corporation in the Merger and survive the Merger, and will be observed by the Surviving Corporation and its subsidiaries to the fullest extent available under applicable laws for a period of six years from the Effective Time and will continue in full force and effect in accordance with their terms (and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons), and Parent will cause the surviving corporation in the Merger to comply with and honor the foregoing obligations.

        The Merger Agreement requires the Company to use its reasonable best efforts, prior to closing, to purchase (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed)) a "tail" insurance policy with a claims period of six years from the Effective Time with respect to directors' and officers' liability insurance for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the policy in effect on the date of the Merger Agreement and at a price, with respect to the entire six-year period following the Effective Time, not to exceed 300% of the annual premium currently payable by the Company with respect to such current policy. If the Company fails to purchase such "tail" policy prior to the closing of the Merger, Parent will purchase, or cause to be purchased, the above-mentioned "tail" insurance policy; provided that, that in no event will Parent be required to pay an amount, with respect to the entire six-year period following the Effective Time, in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent will be obligated to cause the surviving corporation in the Merger to obtain a policy with the greatest coverage available for a cost equal to such amount. For a period of six years after the Effective Time, Parent will cause to be maintained in effect any such insurance policy.

Employee Matters

        Following the Effective Time, Parent will and will cause the Surviving Corporation to honor all company employee benefit plans in effect immediately before the Effective Time that by their terms provide a contractual entitlement to any Company employee or service provider that is party to or participates in such arrangements; provided that, except as provided in the terms of such plans or the Merger Agreement, nothing will prevent Parent from amending or terminating any Company employee benefit plan in its discretion following the Effective Time.

        For a period of one year following the Effective Time, Parent will provide to each individual who is employed by the Company or its subsidiaries immediately prior to the Effective Time and who remains employed (collectively, the "Continuing Employees") with base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities, each of which is no less favorable than that provided by the Company or its subsidiaries as of immediately prior to the Effective Time. Until December 31, 2020, Parent will provide to each Continuing Employee who remains employed, welfare benefits (other than severance benefits) that are substantially comparable in the aggregate to, at Parent's election in its sole discretion, the welfare benefits provided to such Continuing Employees immediately prior to the Effective Time or the welfare benefits provided to similarly situated employees of Parent. Nothing herein will require Parent to continue the employment of any Continuing Employee for any period of time following the Effective Time.

        With respect to 2020 bonus payments, in the event that the closing of the Merger occurs prior to the Company paying annual cash incentives in respect of 2020, the Company will pay to each participant in an annual bonus plan or program of the Company who is terminated by Parent or one of its affiliates without cause following the closing of the Merger but prior to the payment date a bonus in respect of 2020 equal to such participant's target annual bonus, multiplied by a fraction, the numerator of which is the number of days between January 1, 2020 and the date on which the termination occurs (or, if earlier, December 31, 2020), and the denominator of which is 365, subject to such participant's execution of an effective release of claims, payable either, in Parent's discretion, at the same time as all such other annual bonuses or following the effective date of the release of claims. To the extent a bonus payment is already payable to a participant with respect to the same period of time pursuant to any severance agreements, arrangements, policies or otherwise entered into with the Company or Parent, the foregoing bonus payments will not be paid.

        Prior to the Effective Time, unless otherwise directed by Parent in writing not less than ten (10) business days prior to the Effective Time, to the extent permitted by applicable law and the terms of the applicable plan or arrangement, the Company will cause the Company 401(k) Plan (the "Company 401(k) Plan") to be terminated effective immediately prior to the consummation of the Merger. The Company will provide Parent with evidence that the Company 401(k) Plan has been terminated not later than the day immediately preceding the Effective Time. Prior to the termination of the Company 401(k) Plan, each participant in the Company 401(k) Plan who has not yet been credited with the full five percent (5%) Company matching contribution for the plan year will be credited with a "true-up" contribution, such that after the making of such contribution, the participant will have received an amount equal to the full matching contribution. Commencing on the 120th day following the Effective Time, Parent shall permit the "rollover" of amounts held in Company 401(k) Plan accounts, as well as any notes evidencing loans under the Company 401(k) Plan, into a tax-qualified 401(k) plan maintained by Parent.

Third Party Waivers

        At Parent's written request, the Company will, and will cause each subsidiary of the Company, use its reasonable best efforts to obtain waivers (in a form reasonably satisfactory to Parent) of termination rights in respect of certain contracts identified in writing to the Company by Parent. However, obtaining any such waiver will not be a condition to the Offer or the Merger. The Company will not, and will cause each subsidiary of the Company not to, contribute capital, pay any consideration in any form (including any letter of credit, guaranty or other financial or commercial accommodation) to any person, amend any contract, grant any concession (in any form) or propose or agree to any of the foregoing in order to obtain such waivers, in each case, without the prior written consent of Parent (provided that the Company will not be required to make any such concession unless either (a) the Company reimbursed or indemnified for by Parent for such concession or (b) such concession is subject to the occurrence of the consummation of the Offer). The Company will keep Parent reasonably informed of the status of, and consult with Parent in good faith with respect to any developments regarding such waivers.

Company Indebtedness

        The Company will use its reasonable best efforts to (a) arrange for customary payoff letters and instruments of discharge providing for the payoff, discharge and termination on the Effective Time of all then-outstanding indebtedness under certain credit facilities to be delivered to Parent prior to the consummation of the Offer, and (b) deliver, or cause the applicable subsidiaries of the Company to deliver, such payoff letters in accordance with the terms of each credit facility to the holders of such indebtedness.

Conditions of the Offer

        See Section 14—"Conditions of the Offer."

Conditions to the Merger

        The obligation of each party to consummate the Merger is subject to the satisfaction or waiver of the following conditions:

  •
  no governmental authority having jurisdiction over any party to the Merger Agreement will have issued any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a governmental authority or arbitrator (each, an "Order"), or any other legal restraint or prohibition, nor will any applicable law be in effect, in each case, that makes the consummation of the Merger illegal or otherwise prohibited; and

  •
  Purchaser (or Parent on Purchaser's behalf) has consummated the Offer.

Termination

        The Merger Agreement may be terminated at any time prior to the Effective Time:

  •
  by mutual written agreement of the Company and Parent;

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  by either the Company or Parent, if:

  •
  the Offer has not been consummated on or before 11:59 p.m., Eastern Time, on November 5, 2020 (the "End Date"); provided, that, this termination right will not be available to any party whose material breach of any provision of the Merger Agreement has been a principal cause of, or resulted in, the failure of the Offer to be consummated by such time (such termination, an "End Date Termination"); provided, further, that in the event that any applicable law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the End Date shall be extended by the lesser of (x) the length of any such extension or (y) two months; or

  •
  any governmental authority having jurisdiction over any party has issued a final, non-Order or other legal restraint or prohibition, or any applicable law is in effect, that makes the Offer or the Merger permanently illegal or permanently prohibited or otherwise permanently prevents the consummation of the Offer or the Merger; provided, that this termination right will not be available to any party whose material breach of any provision of the Merger Agreement has been a principal cause or result of the issuance of such final and non-appealable Order, applicable law or other legal restraint or prohibition lifted and the issuance of such Order or any applicable law or other legal restraint or prohibition;

  •
  by Parent, prior to the consummation of the Offer, if:

  •
  (A) the Company's board of directors made an Adverse Recommendation Change; or (B) a tender or exchange offer that constitutes a Takeover Transaction is commenced (within the meaning of Rule 14d-2 under the Exchange Act) in respect of the Shares (other than by Parent or an affiliate of Parent) and the Company did not announce, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or

    •
    the Company has breached any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions described in the fourth and fifth bullets of Section 14—"Conditions of the Offer" to be satisfied and (ii) is incapable of being cured by the End Date or, if capable of being cured by the End Date, has not been cured within 30 days after the giving of written notice to the Company of such breach or failure to perform (provided that, this termination right will not be available to Parent if Parent or Purchaser is in material breach of any provision of the Merger Agreement).

  •
  by the Company, prior to the consummation of the Offer, if:

  •
  (i) the Company's board of directors has determined that a Takeover Proposal constitutes a Superior Proposal that did not breach in a material respect the Merger Agreement, (ii) the Company has complied with its notice obligations with respect to Takeover Proposals under the Merger Agreement in all material respects, (iii) the Company pays, or causes to be paid, to Parent the Termination Fee (defined below) prior to or concurrently with such termination, and (iv) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal;

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  Parent breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) does or would reasonably expected to prevent, materially delay or materially impair Purchaser or Parent from consummating the Offer or the Merger on a timely basis and in any event on or before the End Date or (ii) is incapable of being cured by the End Date, or if capable of being cured by the End Date, has not been cured by Parent within 30 days after Parent receives written notice of such breach or failure to perform (provided that, this termination right will not be available to Company if it is in material breach of any provision of the Merger Agreement);

  •
  Purchaser did not commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in the Merger Agreement; provided, that this termination right will not be available to Company, if such failure to commence the Offer resulted from the material breach of the Merger Agreement by the Company; or

  •
  Purchaser failed to consummate the Offer within three business days following the Offer Expiration Time and, as of such Offer Expiration Time, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Purchaser consummates the Offer).

        In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and of no effect (except for certain customary obligations, certain specified obligations fees, costs and expenses, and certain provisions related to termination and the payment obligations described under the sections below entitled "—Termination Fee," and "—Fees and Expenses"), without any liability or obligation on the part of Parent or Purchaser, on the one hand, or the Company, on the other hand, except that the termination of the Merger Agreement will not relieve or release any party from any liability arising out of its willful breach of the Merger Agreement.

Termination Fee

        The Company will pay Parent a termination fee of $51,500,000 in cash (the "Termination Fee") in the event that:

  •
  the Company terminates the Merger Agreement after the Company's board of directors determined that a Takeover Proposal constitutes a Superior Proposal;

  •
  Parent terminates the Merger Agreement due to (i) an Adverse Recommendation Change made by the Company's board of directors, or (ii) a tender or exchange offer that constitutes a Takeover Transaction is commenced in respect of the Shares and the Company's board of directors did not announce, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or

  •
  the Merger Agreement is terminated by the Company or Parent by means of an End Date Termination (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from effecting an End Date Termination as a result of Parent's material breach of any provision of the Merger Agreement having been a principal cause of, or resulted in, the failure of the Offer to be consummated by such time), and all of the following occur:

  •
  a third-party shall have made a bona fide Takeover Proposal (whether or not withdrawn) in respect of a Takeover Transaction that shall have become generally known to the public; and

  •
  within 12 months of such termination (A) the Company enters into an Alternative Acquisition Agreement providing for a Takeover Transaction or (B) a Takeover Transaction is consummated.

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  For purposes of the immediately preceding bullet, 50% should be substituted for the 20% thresholds contained in the definition of "Takeover Transaction" described above under "—No Solicitation."

        In no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under one or more provisions of the Merger Agreement.

        Payment of the Termination Fee will constitute the sole and exclusive remedy of Parent, Purchaser and any of their respective affiliates or representatives against the Company, its representatives, its affiliates and equityholders (collectively, the "Company Related Parties") for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform thereunder or otherwise, and upon payment of the Termination Fee, none of the Company Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions; provided, however, that nothing in the Merger Agreement shall limit the rights of Parent or Purchaser in the case of willful breach.

Fees and Expenses

        Subject to certain exceptions and subject to the provisions described in "—Termination Fee," all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Amendment; Waiver

        Prior to the consummation of the Offer, any provision of the Merger Agreement may be amended or waived only by action taken or authorized by or on behalf of such party's respective board of directors (or duly authorized committee thereof), but, in all cases, only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

OTHER AGREEMENTS

Confidentiality Agreement

        On August 27, 2019, the Company entered into a commercial confidentiality agreement with Parent to facilitate discussions regarding a potential license of assets (the "Licensing NDA"). The terms of the Licensing NDA were superseded by the terms of the Confidentiality Agreement described below.

        The Company and Parent entered into a confidentiality and non-disclosure agreement dated as of April 4, 2020 (the "Confidentiality Agreement"). As a condition to being furnished Confidential Information (as defined in the Confidentiality Agreement), Parent agreed, subject to certain exceptions, that, during the term of the Confidentiality Agreement, it would, and it would direct its representatives to, keep such Confidential Information confidential and not disclose it any manner whatsoever, and to use such information solely for the purpose of evaluating, negotiating, proposing or consummating a possible transaction between the parties. The Confidentiality Agreement contains standstill obligations with a term ending on August 6, 2020; however, such standstill includes the right for Parent to confidentially make proposals to the chief executive officer of the Company or the Company's board of directors during the standstill period and a fall-away provision upon the public announcement of a strategic transaction. The Confidentiality Agreement provided Parent with exclusivity in the negotiation of a possible transaction between the parties until May 6, 2020. The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Purchaser has filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

14.   Conditions of the Offer

        Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for any tendered Shares (i) if the Merger Agreement has been validly terminated in accordance with the terms of the Merger Agreement or (ii) at any scheduled Offer Expiration Time, if the Minimum Tender Condition or the Termination Condition has not been satisfied.

        Furthermore, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, irrevocably accept for purchase or, subject as aforesaid, to pay for any Shares not theretofore irrevocably accepted for purchase or paid for if, at the Offer Expiration Time, any of the following additional conditions exist:

  •
  any waiting period (or any extension thereof) under the HSR Act applicable to the Transactions has not expired or been terminated and the governmental approvals, consents or authorizations under any other applicable antitrust law required by the Merger Agreement have not been obtained (the "Antitrust Condition");

  •
  any governmental authority having jurisdiction over any party has issued any judgment, order, injunction, decree, legal restraint or prohibition, or any applicable law shall be in effect, in each case, as of immediately prior to the Offer Expiration Time, that makes the consummation of the Offer or the Merger illegal or otherwise prohibited;

  •
  since the date of the Merger Agreement, there has been any Company Material Adverse Effect of which the existence or consequences are still continuing as of immediately prior to the Offer Expiration Time;

  •
  (i) the representation and warranty of the Company relating to the absence of any Company Material Adverse Effect is not true and correct as of the date of the Merger Agreement and as of the consummation of the Offer, as if made at such time, (ii) any of the representations and warranties of the Company relating to corporate existence and power, organizational documents, corporate authorization, capitalization, subsidiaries, broker's fees and opinion of financial advisor is not true and correct in all material respects as of the date of Merger Agreement and as of the consummation of the Offer, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representations and warranties of the Company relating to capital structure are not true and correct except for any inaccuracies that individually or in the aggregate are de minimis as of the date of the Merger Agreement and as of the consummation of the Offer, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iv) each of the other representations and warranties of the Company set forth in the Merger Agreement is not true and correct as of the date of the Merger Agreement and as of the consummation of the Offer, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this clause (iv), for such failures to be true and correct that have not had or would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term "Company Material Adverse Effect" and other qualifications based on the word "material," set forth in any such representations and warranties is disregarded);

  •
  except as permitted under the Merger Agreement, the Company has failed to comply with or perform in all material respects all covenants, obligations and agreements to be complied with or performed by it;

  •
  the Company has failed to deliver to Parent and Purchaser a certificate signed by an officer of the Company, dated as of the date of the Offer Expiration Time, certifying that the Offer Conditions specified in the preceding three bullets have been satisfied; or

  •
  the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions will be in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate and/or modify the Offer in accordance with the terms and conditions of the Merger Agreement or applicable law. The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition).

15.   Certain Legal Matters

        Except as described in this Section 15—"Certain Legal Matters," none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser's acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under "—Business Combination Statutes." Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to irrevocably accept for purchase or pay for any Shares tendered. See Section 14—"Conditions of the Offer."

        Antitrust Matters.    The Offer is subject to the HSR Act, which provides that parties to certain mergers or acquisitions notify the DOJ and the FTC of the proposed transactions and wait a specific period of time before closing while the agencies review the proposed transactions.

        Parent and the Company each filed their respective HSR Act notification forms on May 14, 2020 and the 15-day waiting period will expire at 11:59 pm on May 29, 2020, unless terminated early or otherwise extended. Parent and the Company requested early termination of the 15-day waiting period. The DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raise substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. We are not required to irrevocably accept for purchase Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14—"Conditions of the Offer."

        The FTC and the DOJ sometimes scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, either the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of the Company or Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. There can be no assurance that a challenge on antitrust grounds to the Offer or other acquisition of Shares by Purchaser will not be made or, if such a challenge is made, of the result. See Section 14—"Conditions of the Offer" for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

        The Offer is also subject to the German Act Against Restraints of Competition of 1958, as amended, and may be completed only if the German Federal Cartel Office (which we refer to as the "FCO") has cleared the Offer either by written approval or by the expiration of a one-month waiting period unless the FCO notifies Parent within the one-month waiting period of the initiation of an in-depth investigation, in which case the waiting period would be extended for an additional three months unless the FCO notifies Parent within the four-month waiting period that the acquisition satisfies the conditions for a prohibition and may not be consummated. Parent submitted a merger notification to the FCO on May 14, 2020 and the FCO cleared the Offer on May 20, 2020.

        The Offer is also subject to the Austrian Cartel Act 2005, as amended, and may be completed only if the Offer is deemed approved by the Austrian Federal Competition Agency (which we refer to as the "FCA") and the Federal Cartel Prosecutor ("FCP", together with the FCA the "Austrian Authorities"), either by waiver for filing a request for examination or by expiration of a four-week waiting period, which might be prolonged for two additional weeks upon application of the parties unless the Austrian

Authorities notify Parent of the initiation of an in-depth investigation, in which case the waiting period would be extended for up to an additional ten months. Parent submitted the notification filing to the FCA on May 14, 2020 and the waiting period applicable to the Offer is scheduled to expire on June 12, 2020.

        As used in this Offer to Purchase, "Antitrust Laws" means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust laws and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        Business Combination Statutes.    The Company is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (the "Business Combination Provisions"), which imposes certain restrictions upon business combinations involving the Company. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a "business combination" (which is defined to include a variety of transactions, including mergers) with an "interested stockholder" for a period of three years following the time such person became an interested stockholder unless:

  •
  prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of the Business Combination Provisions, the term "interested stockholder" generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

        Upon consummation of the Offer, Parent and Purchaser could collectively be deemed to be an "interested stockholder" for purposes of the Business Combination Provisions and, absent the prior approval of the Company's board of directors, the Business Combination Provisions could prohibit consummation of the Merger for a period of three years following consummation of the Offer. However, the Company's board of directors has approved the execution of the Merger Agreement, the Offer and the Merger. Accordingly, Parent and Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state, will be an impediment to the consummation of the Offer or the Merger.

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to irrevocably accept for purchase or purchase Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered.

        Stockholder Approval Not Required.    Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the agreement of merger and (ii) immediately following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the acquiring company or its affiliates and any "rollover stock" (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the agreement of merger. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of the Company. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and the Company will effect the Merger as soon as practicable, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

        Appraisal Rights.    Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights under the provisions of Section 262 of the DGCL, including the right to demand appraisal of, and to receive payment in cash of the fair value of, their Shares, subject to certain exceptions, as set forth in Section 262 of the DGCL. The Company stockholders who demand appraisal and comply with the applicable statutory procedures, and whose appraisal rights are not otherwise lost pursuant to Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of their Shares (excluding any element of value arising from the accomplishment of the expectation of the

Merger) and to receive payment of such fair value in cash, together with a statutory rate of interest thereon, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than, or the same as, the price per Share to be paid in the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

        While the foregoing summary of stockholders' appraisal rights under the DGCL does not contain any material omission, it does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses his, her or its right to appraisal, such holder's Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per Share to be paid in the Merger, in cash, without interest.

16.   Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

        Purchaser and Parent have retained American Stock Transfer & Trust Company, LLC to act as the Depositary and paying agent in connection with the Offer. The Depositary and paying agent will receive reasonable and customary compensation for its services. Purchaser and Parent have also agreed to reimburse the Depositary and paying agent for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        Purchaser and Parent have retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services. Purchaser and Parent have also agreed to reimburse the Information Agent for certain reasonable out-of-pocket expenses and to indemnify the Information Agent against certain liabilities in connection with its services, including certain liabilities under the federal securities laws. In connection with its engagement, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex or other methods of electronic communication and may request that brokers, dealers, commercial banks, trust companies and other nominees forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Information Agent on behalf of Purchaser and Parent for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.   Miscellaneous

        Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning the Company" and Section 9—"Certain Information Concerning Parent and Purchaser."

Odyssey Merger Sub Inc.

May 27, 2020

SCHEDULE I—DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1.    Directors and Executive Officers of Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years for each of Parent's directors and executive officers. Unless otherwise noted, the current business address of each person identified below is 121 Seaport Boulevard, Boston, MA 02210, and the current business phone number of each such person is (475) 230-2596.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
David R. Brennan, USA	David R. Brennan, is the Chairman of the Board of Directors and has been a Director of Parent since 2014. He currently is a member of the Leadership and Compensation and Nominating and Corporate Governance Committees.

Mr. Brennan served as Interim Chief Executive Officer of Parent from December 11, 2016 to March 27, 2017. Mr. Brennan has been a director of Insmed Incorporated since 2014. He also previously served as a director of Innocoll Holdings plc. From 2006 to 2012, he was Chief Executive Officer and Executive Director of AstraZeneca PLC, one of the world's largest pharmaceutical companies. Mr. Brennan worked for Astra Merck, Astra, and AstraZeneca in increasing roles of responsibility from 1992 through 2012, including as Executive Vice President of North America from 2001 to 2006, and as Senior Vice President of Commercialization and Portfolio Management from 1999 to 2001. Prior to the merger of Astra AB and Zeneca Plc, he served as Senior Vice President of Business Planning and Development of Astra Pharmaceuticals LP, the American subsidiary of Astra AB. Mr. Brennan began his career at Merck and Co. Inc., where he rose from Sales Representative in the U.S. Division to General Manager of Chibret International, a French subsidiary of Merck. He received a BA in business administration from Gettysburg College, where he is the Chairman of the Board of Trustees.

Felix J. Baker, USA

Felix J. Baker, Ph.D., has been a Director of Parent since 2015. He currently is a member of the Nominating and Corporate Governance Committee and serves as the chair of the Science and Innovation Committee.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Dr. Baker is Co-Managing Member of Baker Bros. Advisors LP, an investment advisor focused on investments in life science and biotechnology companies. Dr. Baker currently serves as a director on the boards of Seattle Genetics, Inc., Kodiak Sciences, Inc., and Kiniksa Pharmaceuticals, LTD. Dr. Baker previously served as a director of Synageva BioPharma Corp. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. In 2000, they founded Baker Bros. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.

Christopher J. Coughlin, USA	Christopher J. Coughlin has been a Director of Parent since 2014. He currently is a member of the Leadership and Compensation Committee and serves as the chair of the Audit and Finance Committee.

Mr. Coughlin has also served as a director on the board of Allergan plc since 2014 and on the board of Prestige Consumer Healthcare Inc. since 2019. He previously served as a director on the boards of Covidien Ltd., Dun & Bradstreet Corp., Dipexium Pharmaceuticals, Forest Laboratories and Hologic Inc. He served as Advisor to the Chairman and CEO of Tyco International Ltd., a global provider of diversified products, services and industries, from 2010 to 2012, and as Executive Vice President and Chief Financial Officer of Tyco from 2005 to 2010, during a period of significant international growth and restructuring. Mr. Coughlin previously served at the Interpublic Group of Companies, Inc. as Executive Vice President, Chief Operating Officer from 2003 to 2004. From 1998 to 2003, he served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation. From 1997 to1998, he was President, International at Nabisco Group Holdings and from 1996 to 1997 was Executive Vice President and Chief Financial Officer of Nabisco. From 1981 to 1996, Mr. Coughlin held various positions with Sterling Winthrop Incorporated, including Chief Financial Officer. Mr. Coughlin received a BS in accounting from Boston College. Mr. Coughlin is an audit committee financial expert.

Deborah Dunsire, USA and United Kingdom	Deborah Dunsire has been a member of the Board of Directors since 2018. She currently is a member of the Science and Innovation and Leadership and Compensation Committees.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Since September 1, 2018, Dr. Dunsire has served as President and Chief Executive Officer of H. Lundbeck A/S and she currently serves as a director of Ultragenyx Pharmaceutical, Inc. She also previously served as a director of Allergan plc and of Takeda Pharmaceuticals, Inc. From 2005 to 2013, Dr. Dunsire served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., where she led the transformation of the company into a biotechnology industry leader. Prior to Millennium, which became Takeda Oncology, Dr. Dunsire led the Novartis North America Oncology Business through a period of significant growth during her 10-year tenure. She also previously served as President and Chief Executive Officer of FORUM Pharmaceuticals and in a variety of Research and Development and Commercial positions with Sandoz AG. From January 2017 until March 2017, Dr. Dunsire served as President and Chief Executive Officer of XTuit Pharmaceuticals, Inc., a privately held biopharmaceutical company developing novel therapeutics. Dr. Dunsire received her medical degree from the University of Witwatersrand, Johannesburg, South Africa.

Paul Friedman, USA	Paul Friedman has been a member of the Board of Directors since 2017. He currently is a member of the Science and Innovation and Nominating and Corporate Governance Committees.

Since July 2016, Dr. Friedman has served as Chairman of the Board of Directors and Chief Executive Officer of Madrigal Pharmaceuticals. Dr. Friedman served as the CEO and a Director of Incyte Corporation from November 2001 until his retirement in January 2014 and continues to serve as a director. He previously served as a director on the boards of Cerulean Pharmaceuticals, Inc., Synta Pharmaceuticals, Inc. and Verastem Pharmaceuticals. He served as President of Research & Development for the DuPont-Merck Pharmaceutical Company, and also as President of DuPont Pharmaceuticals Research Laboratories, a wholly owned subsidiary of the DuPont Company. He has also held executive and R&D positions with DuPont Pharmaceuticals Research Laboratories, Merck Research Laboratories, and Merck Sharp & Dohme Corporation. Prior to his tenures at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a diplomat of the American Board of Internal Medicine and a member of the American Society of Clinical Investigation. Dr. Friedman received his A.B. in Biology from Princeton University and his M.D. from Harvard Medical School.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
John T. Mollen, USA	John T. Mollen has been a Director of Parent since 2014. He currently is a member of the Audit and Finance Committee and serves as the chair of the Leadership and Compensation Committee.

Mr. Mollen served as Executive Vice President, Human Resources of EMC Corporation from May 2006 until his retirement in February 2014, including two years as special advisor to the President. He joined EMC as Senior Vice President, Human Resources in September 1999. Prior to joining EMC, Mr. Mollen was Senior Vice President of Human Resources with Citigroup Inc., a financial services company, from July 1997 to September 1999. Prior to Citigroup, he held a number of positions of increasing responsibility with Harris Corp., an international communications and technology company, including Vice President of Administration. Mr. Mollen serves as a director for a number of not-for-profit and professional boards, including the New England Healthcare Institute, the HR Policy Association, and the Center on Executive Compensation, and is an advisory board member for Working Mother magazine, and he is Chairman of the Board of Trustees of Worcester Polytechnic Institute. Mr. Mollen received a B.A. in Economics from St. John Fisher College, and a Master's degree in Labor Relations from St. Francis College in Pennsylvania.

Francois Nader, USA, Canada, France, Lebanon	Francois Nader has been a member of the Board of Directors since 2017. He currently is a member of the Audit and Finance and Science and Innovation Committees.

Dr. Nader served as President, Chief Executive Officer, and Executive Director of NPS Pharma, a global biotechnology company that was focused on delivering innovative therapies to patients with rare diseases, from 2008 to 2015. Prior to NPS, Dr. Nader was a venture partner at Care Capital, a venture capital firm. He previously served on the North America Leadership Team of Aventis Pharma and its predecessor companies, holding a number of executive positions in integrated healthcare markets and medical and regulatory affairs. He also led global commercial operations at the Pasteur Vaccines division of Rhone-Poulenc. Dr. Nader currently serves as a director on the boards of Acceleron Pharma, Inc., Moderna, Inc. and on the board of Prevail Therapeutics Inc. He previously served as a director on the boards of Clementia Pharmaceuticals, Inc., Advanced Accelerator Applications, Inc., Baxalta Incorporated, NPS Pharma and Trevena, Inc.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Dr. Nader earned his French Doctorate in Medicine from St. Joseph University in Lebanon and a physician executive MBA from the University of Tennessee. Dr. Nader is an audit committee financial expert.

Judith Reinsdorf, USA	Judith Reinsdorf has been a Director of Parent since 2018. She currently is a member of the Audit and Finance Committee and serves as the chair of the Nominating and Corporate Governance Committee.

Ms. Reinsdorf previously served as Executive Vice President and General Counsel of Johnson Controls International, a global leader in building products and technology and integrated solutions from September 2016 to November 2017, following its merger with Tyco International, where she served as Executive Vice President and General Counsel from March 2007 until September 2016. Prior to Johnson Controls, Ms. Reinsdorf served as Vice President, General Counsel and Secretary of C. R. Bard, Inc., as Vice President and Corporate Secretary of Tyco, as Vice President and Associate General Counsel of Pharmacia Corporation, and as Assistant General Counsel and Chief Legal Counsel, Corporate, at Monsanto Company. In addition, Ms. Reinsdorf previously served as a director of Dun & Bradstreet Corp. Ms. Reinsdorf earned her bachelor's degree from the University of Rochester and her J.D. from Cornell Law School.

Andreas Rummelt, Germany	Andreas Rummelt has been a member of the Board of Directors since 2010. He currently is a member of the Nominating and Corporate Governance and Science and Innovation Committees.

Dr. Rummelt has served as the Chief Executive Officer of InterPharmaLink AG, a management consulting firm focused on advising companies in the healthcare industry, since January 2011. From December 2008 until January 2010, Dr. Rummelt was Group Head of Quality Assurance and Technical Operations at Novartis. He had been a member of the Executive Committee of Novartis from January 2006 until his resignation in January 2010. He joined Sandoz Pharma Ltd. in 1985 and held various positions of increasing responsibility in pharma development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Head of Technical Operations of the Novartis Pharmaceuticals Division and from 2004 to 2008 as Global CEO of Sandoz. Dr. Rummelt graduated with a Ph.D. in pharmaceutical sciences from the University of Erlangen-Nuernberg, Germany.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ludwig N. Hantson, Ph.D., Belgium

Ludwig N. Hantson, Ph.D., is Chief Executive Officer of Parent and a member of its Board of Directors. Dr. Hantson is an accomplished healthcare executive with more than 30 years of experience in the biopharmaceutical industry.

Prior to joining Parent in March 2017, Dr. Hantson was President and Chief Executive Officer of Baxalta Incorporated and also served on the its Board of Directors. He led Baxalta's successful spin-off as a public company from Baxter International Inc. in July 2015 where he was President of Baxter BioScience and a member of Baxter's board of directors. Dr. Hantson joined Baxter in May 2010 and established the BioScience division as one of the most innovative specialty and rare disease companies by building a robust pipeline of 25 new product candidates and launching 13 new products.

Dr. Hantson held several leadership roles during his decade-long tenure at Novartis from 2001-2010, including CEO of Pharma North America, CEO of Europe, and President of Pharma Canada. Prior to Novartis, he spent 13 years with Johnson & Johnson in roles of increasing responsibility in marketing, and research and development. Mr. Hantson serves on the Board of Directors of Hologic Inc., which is a medical technology company.

Dr. Hantson received his Ph.D. in motor rehabilitation and physical therapy, master's degree in physical education, and a certification in high secondary education, all from the University of Louvain in Belgium.

Aradhana Sarin, M.D., USA

Aradhana Sarin, M.D., is Executive Vice President, Chief Financial Officer of Parent. In this role, she is responsible for overseeing global financial management, treasury, internal audit, corporate strategy, business development, investor relations, security activities, and business operations, including corporate planning, at Parent.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Dr. Sarin joined Parent in November 2017 to drive strategy and business development, and she served as Parent's Chief Business and Strategy Officer prior to becoming the Chief Financial Officer in October 2019. She brings to Parent more than 20 years of professional experience at global financial institutions. Dr. Sarin has extensive knowledge of global healthcare systems, and has closed more than 100 transactions across M&A, equity and debt financing transactions. Prior to joining Parent, Dr. Sarin was Managing Director of Healthcare Corporate & Investment Banking at Citi Global Banking (which she joined in 2010), focusing on clients in the life sciences and biopharmaceutical sectors. Before this, she served as Managing Director of Healthcare Investment Banking at UBS, and worked at JP Morgan in the M&A Advisory and Healthcare groups focusing on transaction execution. Before her banking career, Dr. Sarin trained as a medical doctor in India and spent two years practicing in both India and Africa. Dr. Sarin also serves on the Board of OraSure Technologies,  Inc., a manufacturer of point-of-care diagnostic tests.

Dr. Sarin completed her medical training at the University of Delhi and received her MBA from Stanford Business School.
Tanisha Carino, Ph.D., USA	Tanisha Carino, Ph.D., is Executive Vice President, Chief Corporate Affairs Officer of Parent. In this role, Dr. Carino is responsible for global government relations, policy and communications.

Prior to joining Parent in November 2019, Dr. Carino served as Executive Director of FasterCures, a Center of the Milken Institute, a nonpartisan think tank whose mission is working with global government, philanthropic, and business leaders to accelerate treatments to patients from January 2018 to November 2019. Prior to leading FasterCures, from May 2015 to January 2018, Dr. Carino was an executive at GlaxoSmithKline where she led the United States policy function, and spent over a decade with Avalere Health, a strategic advisory services organization, where she worked with senior leaders of life sciences companies to maximize opportunities and mitigate challenges related to biomedical research and patient access. She also worked in the U.S. Medicare program to improve access for its beneficiaries and support the development of real-world evidence.

Dr. Carino is a Fulbright Fellow, earned her Ph.D. in health policy from Johns Hopkins University, and is associate faculty at the Johns Hopkins Bloomberg School of Public Health.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ellen Chiniara, USA	Ellen Chiniara is Executive Vice President, Chief Legal Officer and Corporate Secretary of Parent. In this role, she is responsible for overseeing all global legal matters for the Company.

Ms. Chiniara previously served as Executive Vice President, General Counsel of Parent until September 2019. Prior to joining Parent in January 2018, Ms. Chiniara was Senior Vice President and General Counsel of Alere Inc., a point-of-care diagnostics company, from October 2006 to October 2017 where she was responsible for all legal matters and, from June 2014 to October 2017 she had oversight of compliance and government affairs matters. She managed the legal aspects of the company's numerous acquisitions and dispositions and was also the executive sponsor of Alere's corporate social responsibility efforts.

Prior to joining Alere, Ms. Chiniara served as Associate General Counsel for Serono's Neurology division from 2002 to 2006. Earlier in her career, Ms. Chiniara was a partner at the law firm Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP).

Ms. Chiniara received her J.D. from Stanford University's School of Law and her Bachelor's Degree from Bryn Mawr College. She also was a graduate fellow at Yale University in Slavic Languages
Indrani Franchini, J.D., USA

Indrani Franchini, J.D., is Executive Vice President, Chief Compliance Officer of Parent. Ms. Franchini is responsible for leading Parent's global compliance program and co-leads the Global Corporate Compliance Committee.

Ms. Franchini has extensive experience developing and building the infrastructure and company-wide standards for global compliance programs. Prior to joining Parent in June 2017, Ms. Franchini served as Chief Compliance Officer at Hess Corporation from June 2012 to July 2017. She previously spent nearly ten years with Pfizer overseeing all compliance elements for the development, marketing, and promotion of its global business. Earlier in her career, Ms. Franchini served as an attorney with Milbank, Tweed, Hadley & McCloy in the firm's New York and Tokyo offices.

Ms. Franchini earned her J.D. from the University of Michigan Law School and a Bachelor of Arts from Princeton University. In addition, she spent a year as a Fulbright Fellow at the Kyushu University Graduation School in Fukuoka, Japan.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Brian Goff, USA

Brian Goff is Executive Vice President, Chief Commercial and Global Operations Officer of Parent. Mr. Goff leads the global commercial and operations teams, which includes responsibility for country operations in each of Parent's affiliates in North America, EMEA, Japan, Asia Pacific, and Latin America.

Mr. Goff is a proven global biopharmaceutical executive with a 25-year track record of consistently delivering sustainable growth through multiple business cycles. He has deep expertise in commercial operations across multiple therapeutic areas, as well as broad expertise managing global cross-functional teams, including R&D, Medical Affairs, Manufacturing and Quality with a number of industry-leading biopharmaceutical companies.

Prior to joining Parent in June 2017, Mr. Goff was Chief Operating Officer and a Member of the Board of Directors of Neurovance Inc. from December 2016 until its acquisition by Otsuka Pharmaceuticals in March 2017. Prior to joining Neurovance, Mr. Goff served as Baxalta's Executive Vice President & President—Hematology Division from January 2015 to July 2016. He previously served with Baxter Healthcare Corporation as Global Hemophilia Franchise Head from June 2012 to December 2014. Earlier in his career, Mr. Goff held positions of increasing responsibility in sales and marketing roles with Novartis Pharmaceuticals, and the pharmaceutical division of Johnson & Johnson.

Mr. Goff has an MBA from the Wharton School at the University of Pennsylvania and a Bachelor of Arts from Skidmore College.
Anne-Marie Law, USA, Ireland, Ukraine

Anne-Marie Law is Executive Vice President, Chief Human Experience Officer of Parent. She is responsible for Human Resources, Patient Advocacy, and digital and information technology on a global basis, with the goal of continuing to build the organization capabilities to advance Parent's strategy.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Ms. Law brings more than 25 years of experience at global corporations to the organization. Prior to joining Parent in June 2017, she served as Chief Human Resources Officer at Hyatt Hotels Corporation from October 2016 to May 2017, where she was responsible for building the strategy to support the company's 100,000 employees worldwide, and designing talent systems to create world class leadership and customer connectivity capabilities. She previously served as Executive Vice President and Head of Human Resources for Baxalta Incorporated from April 2009 to December 2014, and held various senior human resources positions at McKesson Corporation, including the Specialty Health Division, VeriSign, and Xilinx, Inc.

Ms. Law is a graduate of Leicester University with a degree in Art History in the United Kingdom and the National College of Ireland, Dublin.
John Orloff, M.D., USA

John Orloff, M.D., is Executive Vice President, Head of Research & Development of Parent. Dr. Orloff is focused on strengthening Parent's clinical pipeline and research programs, enhancing research and development productivity, overseeing regulatory and medical affairs, and supporting business development. Dr. Orloff has 20 years of experience in the biopharmaceutical industry and deep expertise spanning various stages of clinical and non-clinical development, including developing medicines for rare diseases.

Prior to joining Parent in June 2017, Dr. Orloff served as Executive Vice President, Head of Research & Development at Novelion from November 2016 to May 2017, where he currently sits on the Board of Directors. From July 2015 to July 2016, he served with Baxalta as Global Head of R&D and Chief Scientific Officer, where he advanced the company's pipeline and oversaw regulatory approval of 10 unique products and two devices. He also held executive R&D roles with Baxter International from July 2014 to June 2015, Merck Serono from January 2014 to May 2014, Novartis from April 2003 to October 2013 and Merck Research Laboratories. Prior to joining the biopharmaceutical industry in 1997, Dr. Orloff was with the Yale School of Medicine for seven years.

Dr. Orloff received a Bachelor of Arts from Dartmouth College, and a M.D. from the University of Vermont College of Medicine. He completed his medical training at the University of Pittsburgh Medical Center and Yale University School of Medicine.

2.    Directors and Executive Officers of Purchaser.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Purchaser. The current business address of each person identified below is 121 Seaport Boulevard, Boston, MA 02210, and the current business phone number of each such person is (475) 230-2596.

Name, Nation of Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Aradhana Sarin, M.D., USA	Aradhana Sarin, M.D., is President and a Director of Purchaser. For details regarding Dr. Sarin and her function at Parent, see "—1. Directors and Executive Officers of Parent" above.
Michael Elloian, USA

Michael Elloian is Treasurer and a Director of Purchaser. He joined Parent in 2011 and currently serves as Vice President & Head of Tax. Mr. Elloian is a graduate of Nazareth College with a B.S. in accounting and also received an M.S.T. from the University of Hartford in taxation.

Douglas Barry, USA

Douglas Barry is Secretary and a Director of Purchaser. He joined Parent in 2018 and currently serves as Vice President, Corporate Law. Prior to joining Parent, from 2015 to 2018, Mr. Barry was Associate General Counsel at Alere Inc. Mr. Barry has a J.D. from Northwestern University School of Law, an M.A. in international relations from the University of Virginia and a B.A. from Hobart College.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the IRS Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022

Stockholders Call Toll-Free: (877) 717-3904
Banks and Brokers Call Collect: (212) 750-5833